Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of May 1, 2012 and amended and restated as of April 22, 2013 among

CF INDUSTRIES HOLDINGS, INC.,

CF INDUSTRIES, INC.,

The Lenders Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

MORGAN STANLEY MUFG LOAN PARTNERS, LLC,

as Lead Arranger and Bookrunner

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Syndication Agent

and

BANK OF MONTREAL, U.S. BANK, N.A. AND WELLS FARGO BANK, N.A.

as Co-Documentation Agents

SCHEDULES

Schedule 2.1	—	Commitments
Schedule 2.5	—	Existing Letters of Credit
Schedule 3.12(a)	—	Subsidiaries
Schedule 3.12(b)	—	Inactive Subsidiaries
Schedule 6.2	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Interest Election Request
Exhibit D	—	Form of Note
Exhibit E	—	Form of Guaranty Agreement
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Maturity Date Extension Request
Exhibit H	—	Form of Reaffirmation Agreement

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of May 1, 2012 and amended and restated as of April 22, 2013, among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Holdings”), CF INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, and MORGAN STANLEY BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Issuing Banks.

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) entered into that certain Credit Agreement, dated as of May 1, 2012 (as amended and in effect immediately prior to the Restatement Effective Date, the “Existing Credit Agreement”), by and among, among others, the Borrower, the “Lenders” as defined therein (the “Existing Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as “Administrative Agent” as defined therein and MORGAN STANLEY BANK, N.A., as “Issuing Bank” as defined therein, pursuant to which the Existing Lenders provided Commitments (as defined in the Existing Credit Agreement) on the Effective Date in an aggregate principal amount of $500,000,000.

Subject to and upon the terms and conditions set forth herein, the parties hereto wish to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement.

The parties hereto agree that, on the Restatement Effective Date (as hereinafter defined), the Existing Credit Agreement shall be and is hereby amended and restated as follows:

ARTICLE I

Definitions

Section 1.1  Defined Terms.As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or a Subsidiary of the Borrower is the surviving entity.

“Additional TL Lender” has the meaning set forth in Section 2.20(b).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of

1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Cooperatives” means, collectively, CHS Inc. and GROWMARK, Inc.

“Agent Parties” has the meaning set forth in Section 9.1.

“Agreement” means this Amended and Restated Revolving Credit Agreement, as the same may hereafter be modified, supplemented, extended, amended, restated or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.15(a).

“Applicable Percentage” means, with respect to any Lender, subject to Section 2.22, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments hereunder and subject to Section 2.22.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan, any ABR Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth under the caption “Applicable Rate — ABR Loans”, “Applicable Rate — Eurodollar Loans” or “Commitment Fee Rate” in the table below, as the case may be, based upon the Moody’s Rating and the S&P Rating applicable on such date:

		Applicable Rate
Level	Ratings (S&P / Moody’s)	ABR Loans	Eurodollar Loans	Commitment Fee Rate
I	≥ BBB+ / Baa1	0.125%	1.125%	0.15%
II	BBB / Baa2	0.25%	1.25%	0.20%
III	BBB- / Baa3	0.50%	1.50%	0.25%
IV	BB+ / Ba1	0.75%	1.75%	0.30%
V	≤ BB / Ba2	1.00%	2.00%	0.35%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a Moody’s Rating or a S&P Rating, respectively (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level V; (ii) if the Moody’s Rating and the S&P Rating established or deemed to have been established by Moody’s and S&P, respectively, shall fall within different Levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is more than one Level lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two ratings; and (iii) if the Moody’s Rating and the S&P Rating established or deemed to have been established by Moody’s and S&P, respectively, shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning set forth in Section 9.4.

“Arranger” means Morgan Stanley MUFG Loan Partners, LLC, acting through Morgan Stanley Senior Funding, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as lead arranger and bookrunner, and any successor thereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning set forth in Section 2.19(d).

“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, if at any time the obligations of such Person in respect of an operating lease are required to be recharacterized as Capital Lease Obligations as a result of a change in GAAP after the Effective Date, then for purposes hereof such Person’s obligations under such operating lease shall not, following the date of such recharacterization, be deemed Capital Lease Obligations; provided, further, that if after any such change in GAAP any Capital Lease Obligations would constitute obligations in respect of an operating lease, as defined and interpreted in accordance with GAAP as in effect and applied on the Effective Date, then the obligations under such lease shall not be deemed Capital Lease Obligations.

“Cash Equivalents” means any of the following: (i) direct obligations issued or directly and fully guaranteed or insured by the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or a province or municipality of Canada, or any political subdivision of any of the foregoing or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having an A- credit rating or better by S&P or A3 credit rating or better by Moody’s or, in the case of such obligations of a province or a political subdivision of Canada, an equivalent rating from DBRS, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any Lender (or affiliate thereof) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A-” or the equivalent thereof from S&P or “A3” or the equivalent thereof from Moody’s or A (low) from DBRS with maturities of not more than one year from the date of acquisition by such Person or, in the case of bankers’ acceptances endorsed by any Lender (or affiliate thereof) or other such commercial bank, maturing within six months of the date of acceptance, (iv) repurchase obligations, including whole mortgage loans, with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P, at least P-2 or the equivalent thereof by Moody’s or at least R-1 (low) from DBRS and in each case maturing not more than one year after the date of acquisition by such Person (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender (or affiliate thereof) or any other commercial bank that is rated at least A- or the equivalent thereof by S&P, at least A3 or the equivalent thereof by Moody’s or at least A (low) or the equivalent thereof by DBRS, (vii) investments in money market funds that invest 95% of their assets in investments of the types described in clauses (i) through (vi) above and (viii) other investments that the Administrative Agent and the Borrower may approve in writing from time to time.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“CFIISC” means CF Industries International Service Corporation, an Iowa corporation (formerly known as Terra Real Estate Development Corporation).

“Change of Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d)  and 14(d)  of the Securities Exchange Act of 1934 (as amended)) becomes the “beneficial owner” (as that term is used under Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; (c) the failure of Holdings to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower; or (d) any “change of control” (as such term or any words of similar import are defined under any Material Indebtedness) shall occur.

“Change in Law” means the occurrence, after April 22, 2013, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank

Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after April 22, 2013, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to acquire participations in Letters of Credit and Swingline Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.19 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.21 or Section 9.4.  The initial amount of each Lender’s Commitment as of the Restatement Effective Date is set forth on Schedule 2.1.  The initial aggregate amount of the Lenders’ Commitments as of the Restatement Effective Date is $1,000,000,000.

“Commitment Date” has the meaning set forth in Section 2.19(b).

“Commitment Increase” has the meaning set forth in Section 2.19(a).

“Communications” has the meaning set forth in Section 9.1.

“Compliance Certificate” has the meaning set forth in Section 5.1(c).

“Consent Decree” means the Consent Decree, dated as of September 28, 2010, by the Borrower, the United States of America, and the Florida Department of Environmental Protection, to resolve alleged violations of the federal Resource Conservation and Recovery Act and the Florida Resource Recovery and Management Act in connection with operations at Borrower’s Plant City, Florida Phosphoric Acid Complex.

“Consent Decree Phosphogypsum Stack Liability” means the then current dollar value of the estimated cost of closing phosphogypsum stacks upon formal plans for closure, wastewater management, long term maintenance and monitoring, as required by the Consent Decree.

“Consenting Lender” has the meaning set forth in Section 2.21(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of:

(a) the aggregate amount of Consolidated Interest Expense for such period;

(b) the aggregate amount of expense for taxes paid or accrued for such period (including payments to Affiliated Cooperatives under the NOL Agreement);

(c) all amounts attributable to depreciation and depletion for such period;

(d) all amortization and other non-cash charges (including, without limitation, non-cash impairment charges); and

(e) fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any acquisition, any asset sale, any recapitalization, any investment, any issuance of Equity Interests by Holdings or any issuance, incurrence or repayment of Indebtedness by Holdings or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

in each case for such period, minus the sum of:

(i)                                     all non-cash gains included in Consolidated Net Income for such period; and

(ii)                                  all amounts (except as expressly contemplated by clause (e) above) which constituted non-cash charges in prior periods (and which were or would have been deducted in determining Consolidated Net Income in a prior period) and which were actually paid in cash during the period for which Consolidated EBITDA is being determined, all calculated for Holdings and its Subsidiaries on a consolidated basis.

To the extent the net income of any Subsidiary is excluded from Consolidated Net Income in accordance with the proviso to the definition of Consolidated Net Income, then add-backs and deductions in determining Consolidated EBITDA, to the extent relating to such Subsidiary, shall be limited to the same extent.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capital Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP and (ii) all Guarantees by Holdings and its Subsidiaries in respect of Indebtedness of any third Person (other than Holdings and its Subsidiaries) of the type referred to in preceding clause (i).

“Consolidated Interest Expense” means, with reference to any period, accrued interest expense of Holdings and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP excluding amortization of financing fees.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or accrued prior to such Person merging into or consolidating with any Subsidiary or accrued prior to all or substantially all of the property or assets of such Person being acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” means, as of any date of determination thereof, the total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” means the making of a Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not change the maximum stated amount of such Letter of Credit).

“DBRS” means Dominion Bond Rating Service Inc.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.21(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to the last sentence of Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans (including pursuant to a Mandatory Borrowing) or participations in LC Disbursements or Swingline Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including with respect to its participations in LC Disbursements and Swingline Loans) within three Business Days of the date when due, unless, in each case, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or participations in LC Disbursements or Swingline Loans hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, subject to the last sentence of Section 2.22, upon delivery of written notice of such determination to the Borrower and each Lender.

“Documentation Agents” means Bank of Montreal, U.S. Bank, N.A. and Wells Fargo Bank, N.A.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” of any Person means any Subsidiary of such Person incorporated or organized in the United States or any state thereof or the District of Columbia; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries that are CFCs, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder; provided, further, that a Subsidiary that is disregarded as separate from its owner for federal income tax purposes and owns assets substantially all of which constitute Equity Interests in one or more Foreign Subsidiaries that are CFCs, shall not constitute a Domestic Subsidiary hereunder.

“Effective Date” means May 1, 2012.

“Eligible Assignee” means and includes any commercial bank, an insurance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended), but in any event excluding Holdings and its Subsidiaries.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law, (b) the treatment (for the purpose of reducing hazardous characteristics) or disposal of any Hazardous Materials, in each case, outside the ordinary course of business, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a cooperative society or a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security but including, for the avoidance of doubt, but only for the purposes of the definition of Domestic Subsidiary, any interests treated as equity for United States federal income tax purposes).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Loan Party or any Subsidiaries of any Loan Party under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement that it be notified of such event; (b) the receipt by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of notice from the PBGC regarding the intention to take action under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (c) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) the incurrence by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal of any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (e) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to the termination of any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Subsidiary” means each of CFIISC, Terra Investment Fund, Terra Investment Fund II, Terra Nitrogen, TNCLP, TNGP, each of their respective subsidiaries and each Subsidiary of Holdings that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Restatement Effective Date from guaranteeing any Indebtedness for borrowed money.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income or gross profit, franchise Taxes, and branch profits Taxes,  in each case imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) taxes that are Other Connection Taxes; (c) other than in the case of an assignee pursuant to a request by the Borrower under Section 2.18(b), any United States withholding Tax that is imposed on amounts payable to a recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a); (d) Taxes attributable to any Lender’s failure to comply with Section 2.16(e); and (e) any U.S. withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 3.15(a).

“Existing Credit Agreement” has the meaning set forth in the second introductory paragraph hereto.

“Existing Lender” has the meaning set forth in the second introductory paragraph hereto.

“Existing Maturity Date” has the meaning set forth in Section 2.21(a).

“Existing TL Lender” has the meaning set forth in Section 2.20(b).

“Extension Effective Date” has the meaning set forth in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Loan Party.

“First Supplemental Indenture” means the First Supplemental Indenture, dated as of April 23, 2010, relating to the 6.875% Senior Notes due 2018 issued by the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as set forth from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means (i) each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower and, for the avoidance of doubt, Excluded Subsidiaries and Immaterial Subsidiaries) that Guarantees any Indebtedness for borrowed money (other than Permitted Indebtedness) of Holdings and/or the Borrower in an aggregate amount in excess of $350,000,000, in each case, which has executed a Guaranty Agreement or a joinder agreement to a Guaranty Agreement as required pursuant to Section 5.9 and (ii) Holdings.

“Guaranty” means the Guarantee by Holdings pursuant to the Guaranty Agreement entered into on the Effective Date, each joinder agreement thereto and each other Guaranty Agreement entered into pursuant to Section 5.9.

“Guaranty Agreement” means each guarantee agreement in substantially the form of Exhibit E attached hereto, as amended, modified or supplemented from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph hereto.

“Immaterial Subsidiary” means, as of any date of determination, a Subsidiary (other than a Loan Party) (a) whose consolidated total assets do not constitute more than 5.0% of the Consolidated Total Assets of Holdings and its Subsidiaries (for the most recently ended fiscal year of Holdings for which audited financial statements are available), and (b) whose consolidated gross sales do not constitute more than 5.0% of the consolidated gross sales of Holdings and its Subsidiaries (for the most recently ended fiscal year of Holdings for which audited financial statements are available); provided that if at any time one or more Immaterial Subsidiaries are subject to one or more events as described under clause (g) and/or (h) of Article VII, if such Immaterial Subsidiaries would fail to meet either the test described in preceding clause (a) or (b) if all such Immaterial Subsidiaries were a single Subsidiary (rather than separate Subsidiaries), for this purpose treated as if each reference in preceding clause (a) and (b) to “5.0%” were instead a reference to “7.5%”, then the respective such Subsidiaries shall not constitute Immaterial Subsidiaries unless and until such time as in aggregate they do not fail either of the tests referenced in this proviso.

“Increase Date” has the meaning set forth in Section 2.19(a).

“Increasing Lender” has the meaning set forth in Section 2.19(b).

“Incremental Term Loan” has the meaning set forth in Section 2.20(a).

“Incremental Term Loan Amendment” has the meaning set forth in Section 2.20(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services that is due more than six months after taking delivery of such property (excluding accounts payable and accrued liabilities incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person (other than Liens on Equity Interests in joint ventures), whether or not such Person has assumed or become liable for the payment of such obligation; provided that, in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the fair market value of such property or the amount of the obligation secured shall be deemed to be Indebtedness, (g) all Guarantees by such Person of Indebtedness of others, the amount of such obligation being deemed to be an amount equal to the stated or determinable amount of the obligations of such Person in respect of such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, (h) the principal portion of all Capital Lease Obligations of such Person, (i) all obligations, after giving effect to any prior drawings or reductions which have been reimbursed, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, letters of guaranty, surety bonds or similar arrangements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations of such Person under any liquidated earn-out that would appear as liabilities on a balance sheet of such Person and (l) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same securities or property or any other Off-Balance Sheet Liability.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of (a) Holdings or (b) the Borrower, in each case that is not Guaranteed by any other Person or entity (other than Holdings or the Borrower, as applicable) or subject to any other credit enhancement which has the higher long term debt rating by S&P or Moody’s.

“Information” has the meaning set forth in Section 9.12(a).

“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended to (b) Consolidated Interest Expense for such period of four (4) consecutive fiscal quarters.

“Interest Election Request” has the meaning set forth in Section 2.7(b).

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December when such Loan is outstanding and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid in accordance with the terms hereof and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to, or with the consent of, each Lender, such other period that is less than one month or greater than six months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means Morgan Stanley Bank, N.A. (except as otherwise provided in Article VIII) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., and each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.5(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.5(k)); provided that, unless Morgan Stanley Bank, N.A. specifically consents thereto in a given instance, neither Morgan Stanley Bank, N.A. nor any of its Affiliates shall be obligated to issue any trade Letters of Credit (and Morgan Stanley Bank, N.A. and its Affiliates shall only be obligated to issue standby Letters of Credit).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

“LC Collateral Account” has the meaning set forth in Section 2.5(i).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lease” shall mean any lease, sublease, or other agreement pursuant to which a Loan Party has a Leasehold.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lenders” means the Persons listed on Schedule 2.1 on the Restatement Effective Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any irrevocable letter of credit issued pursuant to this Agreement.

“Letter of Credit Suspension Notice” has the meaning set forth in Section 2.5(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such

Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement (including any amendment hereto or waiver hereunder), the Notes (if any), each Guaranty and any joinder agreements to a Guaranty delivered pursuant to Section 5.9 hereof and the Reaffirmation Agreement.

“Loan Parties” means Holdings, the Borrower and each Guarantor.

“Loans” means each Revolving Loan and each Swingline Loan.

“Mandatory Borrowing” shall have the meaning provided in Section 2.4(c).

“Margin Stock” shall have the meaning provided in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any Guaranty or any of the other Loan Documents or the rights and remedies, taken as a whole, of the Administrative Agent, the Issuing Bank or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and their respective Subsidiaries in a principal amount exceeding $75,000,000 outstanding at the time of determination, but excluding any Indebtedness owing to Holdings, the Borrower or any of their respective Subsidiaries.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means May 1, 2018, as such date may be extended pursuant to Section 2.21.

“Maturity Date Extension Request” means a request by the Borrower, substantially in the form of Exhibit G attached hereto or such other form as shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), for the extension of the Maturity Date pursuant to Section 2.21.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ended on such date.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the public corporate family rating of Holdings from Moody’s; provided that if Moody’s shall not have in effect a public corporate family rating of Holdings, the “Moody’s Rating” shall mean the long-term debt rating by Moody’s for the Index Debt.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is an obligation to contribute to) by any Loan Party or any Subsidiary of any Loan Party or any ERISA Affiliate, and each such plan for the five- year period immediately following the latest date on which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NOL Agreement” means that certain Net Operating Loss Agreement, dated August 16, 2005, by and among Holdings, the Borrower and the Members (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings that is not a Guarantor (other than the Borrower).

“Note” has the meaning set forth in Section 2.9(e).

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“OFAC” has the meaning set forth in Section 3.15(a)(v).

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any sale and leaseback transaction which is not a Capital Lease Obligation, or (c) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Connection Taxes” means, with respect to any recipient of a payment hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary taxes or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such taxes imposed with respect to an assignment (other than (i) such taxes that arise from the enforcement of this Agreement or the other Loan Documents, and (ii) such taxes imposed with respect to an assignment that occurs as a result of the Borrower’s request pursuant to Section 2.18(b)).

“Participant” has the meaning set forth in Section 9.4(c)(i).

“Participant Register” has the meaning set forth in Section 9.4(c)(ii).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                                 Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 5.4;

(b)                                 landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, workman’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.4;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar laws or regulations (other than Liens arising under ERISA);

(d)                                 utility deposits and deposits made to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)                                  judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)                                   recorded or unrecorded easements, encroachments, rights-of-way, covenants, conditions, restrictions, leases, licenses, reservations, subdivisions, and similar encumbrances of any kind or rights of others for rights-of-way, utilities and other similar purposes, or zoning, building, subdivision, environmental regulations, or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property that do not secure any monetary obligations and do not materially affect the ability of the applicable Loan Party or Subsidiary to operate the affected property in the ordinary conduct of business;

(g)                                  any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered by the Borrower to the Administrative Agent, all of which matters shall be acceptable to the Administrative Agent in its reasonable discretion;

(h)                                 any exceptions to title set forth in any title insurance policy; and

(i)                                     any interest or title, and any encumbrances thereon, of a lessor or sublessor under any lease entered into by a Loan Party or Subsidiary as a lessee or sublessee.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of any Subsidiary under the Loan Documents;

(b)                                 Indebtedness of any Subsidiary to Holdings, the Borrower, or any other Subsidiary of Holdings;

(c)                                  Indebtedness of any Subsidiary incurred to finance the acquisition, construction, repair, development or improvement of any property, plant or equipment (including Capital Lease Obligations), and any extensions, renewals, refinancings and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the cost of acquiring, constructing, repairing, developing or improving such property;

(d)                                 Indebtedness of any Person that becomes a Subsidiary after the original Effective Date, or that is secured by an asset when such asset is acquired by a Subsidiary after the original Effective Date, and any extensions, renewals, refinancings and replacements of any such Indebtedness that does not increase the outstanding principal amount thereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(e)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(f)                                   Indebtedness of an account party in respect of trade letters of credit; and

(g)                                  obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including, without limitation, letters of credit and lines of credit) provided in connection therewith.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phosphogypsum Stack Liability” means the present value of the estimated cost of closing phosphogypsum stacks based upon formal closure plans for closure, wastewater management, long-term maintenance and monitoring, as reported in Holdings’s financial statements in accordance with GAAP.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA in respect of which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate would be (or under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.1.

“Pooling Agreement” means that certain Spare Parts Pooling Agreement, dated as of August 15, 1968, by and among Commercial Solvents Corporation, First Nitrogen Corporation, the Borrower (formerly known as Central Farmers Fertilizer Company), Miscoa and Triad Chemical, as amended, restated, supplemented or otherwise modified from time to time, but without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Loan Parties.

“Prime Rate” means the rate of interest per annum from time to time published in the “Money Rates” or successor section of The Wall Street Journal U.S. edition as being the “U.S. Prime Rate” or, if more than one rate is published as the “U.S. Prime Rate”, then the average of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal U.S. edition of a “U.S. Prime Rate” that is different from that published on the preceding domestic Business Day); provided that in the event that The Wall Street Journal U.S. edition shall, for any reason, fail or cease to publish the “U.S. Prime Rate”, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the “U.S. Prime Rate”.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis”  means, in connection with any calculation of and compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition and any Significant Asset Sale consummated after the first day of the relevant period and on or prior to the last day of the relevant period (or, in the case of determinations other than pursuant to Section 6.4, on or prior to the date of determination) and, in the case of all determinations other than pursuant to Section 6.4, giving effect to all incurrences and repayments of Indebtedness through the date of determination, as if same had occurred on the first day of the respective period, in each case with such pro forma adjustments as are appropriate, in the good faith judgment of a Responsible Officer of the Borrower, to reflect identifiable and factually supportable additional cost savings or synergies from such actions that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action (net of the amount of actual benefits realized during such period from such actions).

“Projections” has the meaning set forth in Section 3.11.

“Reaffirmation Agreement” means the Reaffirmation Agreement executed by the Borrower and Holdings, substantially in the form of Exhibit H attached hereto.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning set forth in Section 9.4(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time. The Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means any of the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, treasurer or controller, in each case, of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restatement Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).

“Restricted Cash” means cash or Cash Equivalents of the Borrower or any Guarantor, that (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any Guarantor (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person or (iii) are subject to binding contractual or legal obligations that result in such cash or Cash Equivalents being not otherwise generally available for use by the Borrower or such Guarantor.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” has the meaning set forth in Section 2.1.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“S&P Rating” means the public corporate credit rating of Holdings from S&P; provided that if the S&P shall not have in effect a public corporate credit rating of Holdings, the “S&P Rating” shall mean the long-term debt rating by S&P for the Index Debt.

“Second Supplemental Indenture” means the Second Supplemental Indenture, dated as of April 23, 2010, relating to the 7.125% Senior Notes due 2020 issued by the Borrower.

“Significant Asset Sale” means each asset sale where the gross consideration received therefor by Holdings and its respective Subsidiaries (taking the net sale proceeds therefrom plus the fair market value (as reasonably determined by the Borrower) of any non-cash consideration received) equals or exceeds $20,000,000.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”  means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% of the total voting power of the equity interests therein at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of Holdings; provided, however, that each Excluded Subsidiary shall not be considered a Subsidiary for purposes of this Agreement, except that each Excluded Subsidiary shall be considered a Subsidiary for purposes of calculating the Interest

Coverage Ratio and the Total Leverage Ratio and for purposes of the accounting and financial terms used in connection with making such calculations.

“Supplemental Indentures” means the First Supplemental Indenture and the Second Supplemental Indenture.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its Subsidiaries shall be a Swap Agreement.

“Swingline Expiry Date” means that date which is five Business Days prior to the Maturity Date.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Morgan Stanley Senior Funding, Inc. or any Affiliate thereof, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set forth in Section 2.4.

“Syndication Agent” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its capacity as syndication agent, and any successor thereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terra Investment Fund” means Terra Investment Fund LLC, an Oklahoma limited liability company.

“Terra Investment Fund II” means Terra Investment Fund II LLC, an Oklahoma limited liability company.

“Terra Nitrogen” means Terra Nitrogen Limited Partnership, a Delaware limited partnership.

“TL Lenders” has the meaning set forth in Section 2.20(b).

“TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.

“TNGP” means Terra Nitrogen GP Inc., a Delaware corporation.

“Total Leverage Ratio” means, on any date of determination, the ratio of (x) the remainder of (i) Consolidated Indebtedness on such date minus (ii) the aggregate amount of Unrestricted Cash on such date, to (y) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York.

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or any Guarantor other than Restricted Cash.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of such Person which is (i) a corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) a partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Withholding Agent” means any Loan Party and the Administrative Agent.

Section 1.2  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”) and Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.3  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (other than the Existing Credit Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 6.4 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings referred to in Section 3.4 for the fiscal year ended December 31, 2012; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards No. 159 (or any other Accounting Standards Codification or Financial

Accounting Standard having a similar result or effect) permitting or requiring a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE II

The Credits

Section 2.1  Commitments.Subject to the terms and conditions set forth herein, each Lender agrees to make loans to the Borrower (each such loan, a “Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the aggregate amount of the Revolving Credit Exposure of all Lenders exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

Section 2.2  Loans and Borrowings.(a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Applicable Percentages.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4.

(b)                                 Subject to Section 2.13, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and (ii) each Swingline Loan shall be comprised entirely of ABR Loans.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e), as the case may be.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3  Requests for Revolving Borrowings.To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m.,

New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (excluding a Borrowing of Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), not later than 12:00 noon, New York City time, one Business Day prior to the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by delivery (including by telecopy or electronic mail) to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B attached hereto and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding anything to the contrary, Mandatory Borrowings shall be made upon the notice specified in Section 2.4(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.4(c); provided, however, that the making of such Mandatory Borrowings shall not constitute a representation or warranty by Holdings or the Borrower that any of the conditions specified in Section 4 are satisfied as of the time such Mandatory Borrowings are made.

Section 2.4  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrower (each such loan, a “Swingline Loan”), at any time and from time to time on or after the Restatement Effective Date and prior to the Swingline Expiry Date, in an aggregate principal amount at any time outstanding that will not result in (i) the sum of the total Swingline Exposures exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lender.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000; provided that a Swingline Loan may be made in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e).

(b)              To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone, telecopy or electronic mail (and, in the case of telephonic notice, confirmed by hand delivery, telecopy or electronic mail), not later than 1:00 P.M., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)                                  On any Business Day, the Swingline Lender may, in its sole discretion, give written notice to the Borrower (unless a Default or Event of Default then exists under clauses (h) and (i) of Article VII) and the other Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under clauses (h) and (i) of Article VII or upon the exercise of any of the remedies provided in the last paragraph of Article VII), in which case one or more Borrowings of Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Commitments pursuant to the last paragraph of Article VII, if applicable) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with any minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Section 4 are then satisfied, (iii) whether a Default or an Event of Default then exists or would result therefrom, (iv) the date of such Mandatory Borrowing, and (v) the amount of the total Commitments at such time.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Applicable Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Article VII), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as ABR Loans hereunder for each day thereafter.

Section 2.5  Letters of Credit.(a)  General.  (i) Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time on or after the Restatement Effective Date and prior to the 60th day prior to the Maturity Date, and (subject to the conditions set forth in Section 4.2), the Issuing Bank will issue the Letters of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) Notwithstanding anything to the contrary above and at the request of the Borrower, any Letter of Credit may be stated to be for the account of a Subsidiary or an Excluded Subsidiary of the Borrower; provided that (x) each such Letter of Credit shall (i) for all purposes of this Agreement be for the joint and several account of the Borrower and such Subsidiary (who shall be jointly and severally obligated for all Obligations with respect thereto) and (ii) benefit from the guaranties provided pursuant to the Guaranties and (y) the respective Subsidiaries or Excluded Subsidiaries designated as account party shall deliver such documentation (including, without limitation, customary letter of credit applications and reimbursement agreements) as may be reasonably requested by the Administrative Agent or the applicable Issuing Bank consistent with the terms of the Loan Documents.

(b)              Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period as is acceptable to such Issuing Bank)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.5), the stated amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided that the initial stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank.  If requested by the applicable

Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $125,000,000, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments, (iii) following the effectiveness of any Maturity Date Extension Request, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the total Commitments of the Consenting Lenders extended pursuant to Section 2.21; provided that an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not effect an extension, or increase the stated face amount, of such Letter of Credit) if it shall have been notified by the Administrative Agent at the written request of the Required Lenders that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Letters of Credit shall be issued by it (a “Letter of Credit Suspension Notice”); provided that the Issuing Bank shall have received such Letter of Credit Suspension Notice within a sufficient amount of time to process internally the instructions therein contained.

(c)               Expiration Date.  Each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof and (B) five Business Days prior to the Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Maturity Date.  For the avoidance of doubt, if the Maturity Date shall be extended pursuant to Section 2.21, “Maturity Date” as referenced in this clause (c) shall refer to the Maturity Date as extended pursuant to Section 2.21; provided that, notwithstanding anything in this Agreement (including Section 2.21 hereof) or any other Loan Document to the contrary, the Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended without the prior written consent of the applicable Issuing Bank.

(d)              Participations.  (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.5, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)                                  In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to the Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e)               Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 5:00 p.m., New York City time, on the Business Day immediately following the date on which the Borrower receives notice of such LC Disbursement; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or Section 2.4, as applicable, that such payment be financed with a Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by each Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s Obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)               Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail), telecopy or electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)              Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.5, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.5 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made solely in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(j)                 Designation of Issuing Banks.  The Borrower may, at any time and from time to time, upon notice to the Administrative Agent, designate as an Issuing Bank one or more Lenders that agree to serve in such capacity as provided below.  The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by (i) the execution and delivery to the Administrative Agent by such designated Lender on the Restatement Effective Date of a counterpart to this Agreement in its capacity as an Issuing Bank or (ii) an agreement, which shall be in form and substance reasonably satisfactory to such Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the Effective Date or the effective date of such agreement, as the case may be, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)              Termination of an Issuing Bank.  The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent.  Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof.  At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b).  Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.  Without limiting the foregoing, following the delivery by the Borrower of any notice of termination in respect of any Issuing Bank (and regardless of whether such notice has become effective), such Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit.

(l)                  Existing Letters of Credit.  On the Restatement Effective Date, each letter of credit issued under the Existing Credit Agreement listed on Schedule 2.5, to the extent outstanding, shall be automatically and without further action by the parties thereto (and without payment of any fees otherwise due upon the issuance of a Letter of Credit) deemed converted into Letters of Credit issued pursuant to this Section 2.5 and subject to the provisions hereof.

Section 2.6  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 Noon, New York City time, (or in the case of (x) Mandatory Borrowings, no later than 1:00 P.M., New York City time or (y) Swingline Loans, as provided in Section 2.4(b)) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower (other than Revolving Loans made pursuant to a Mandatory Borrowing) by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower in the applicable Borrowing Request; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Disbursements, second, to the payment in full of any such Swingline Loans, and third, to the Borrower as otherwise provided above.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.6 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing.  If the Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim that the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.7  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section 2.7, the Borrower shall notify the Administrative Agent of such election by telephone, telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written request (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurodollar Borrowing with an Interest Period of one month’s duration.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.8  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Commitments, in each case without premium or penalty; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Revolving Credit Exposures would exceed the total Commitments.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.8 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be applied to the Lenders in accordance with their respective Applicable Percentages.

Section 2.9  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.9 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note (each such promissory note being called a “Note” and all such promissory notes being collectively called the “Notes”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D attached hereto.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes substantially in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.10  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b)                                 The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy, electronic mail or delivery of written notice), telecopy or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8.  Promptly following receipt of any such notice relating to a Revolving Borrowing or a Swingline Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2.  Each prepayment of a Revolving Borrowing or a Swingline Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing of the Lenders in accordance with their respective Applicable Percentages.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.

(c)                                  If at any time, the sum of the aggregate principal amount of all of the Revolving Credit Exposures exceeds the total Commitments, the Borrower shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.5(i), in an aggregate principal amount sufficient to cause the aggregate amount of all Revolving Credit Exposures to be less than or equal to the total Commitments.

Section 2.11  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the relevant percentage set forth in the row entitled “Commitment Fee” in the definition of “Applicable Rate” on the daily amount by which the Commitment of such Lender exceeds the Revolving Credit Exposure of such Lender during the period from and including the Restatement Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank a fronting fee with respect to each Letter of Credit issued by it, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Restatement Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  The amount of such fees required to be paid hereunder shall not be refundable under any circumstances.

Section 2.12  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding paragraphs (a) and (b) of this Section 2.12, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.13  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14  Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient of any payments to be made by or on account of any obligation of the Borrower hereunder to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to paragraphs (c) and (d) of this Section 2.14, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or such Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank, as the case may be, acting in good faith.

(b)                                 If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made, or participations in Letters of Credit held, by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section 2.14, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or such Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrower in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank, as the case may be, acting in good faith.

(c)                                  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or such Issuing Bank notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive (or has retroactive effect), then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15  Break Funding Payments.  In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of a failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or Section 2.21, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event in accordance with the terms of this Section 2.15.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, except as required by law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent shall timely reimburse it for the payment of any Other Taxes.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefore, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(e)(ii) and (f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  (ii) Without limiting the generality of the foregoing, any Foreign Lender, if it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii)                                  executed originals of Internal Revenue Service Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a portfolio interest certificate in compliance with Section 2.16(e)(iii), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.16(e)(iii) on behalf of such partner or partners.

In addition, any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(f)                                   If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) to enable the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(f), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g)                                  If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that (w) any Lender or the Administrative Agent may determine, in its sole discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the Loan Party pursuant to this Section 2.16 shall be treated as an Indemnified Tax for which the Loan Party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 2.16 without any exclusions or defenses; (y) nothing in this Section 2.16 shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns or their calculations); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section 2.16 for so long as a Default or Event of Default exists.

Section 2.17  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  Except as provided in Section 2.5(e), the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  The Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.5(e).  Any amounts received after the time set forth above or in Section 2.5(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent for the account of the applicable Lenders at 1 Pierrepont Plaza, 7th Floor, Brooklyn, New York, 11201 and except that payments to the Swingline Lender, payments to an Issuing Bank as expressly provided herein, and payments pursuant to Section 2.14, Section 2.15 Section 2.16 and Section 9.3, in each case shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in Swingline Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in Swingline Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the

Revolving Loans or participations in Swingline Loans and LC Disbursements, as applicable, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or participations in Swingline Loans and LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in Swingline Loans and LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or any Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or such Issuing Bank were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6 or paragraph (d) of this Section 2.17, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or

Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the applicable Issuing Banks, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in Swingline Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent and (vi) in the case of any assignment in respect of a Lender where such Lender (or any Affiliate thereof) is an Issuing Bank, the Borrower shall, substantially simultaneously with such assignment and transfer, terminate such Lender (or, at the request of any such Affiliate, such Affiliate) as the Issuing Bank in accordance with Section 2.5(k).  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.19  Increase in Aggregate Commitments.  (a)  The Borrower may, from time to time after the Restatement Effective Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitments be increased by a minimum amount equal to $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”), to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided that (i) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result thereof and (ii) at no time shall the total aggregate amount of Commitment Increases hereunder when added to the aggregate amount of Incremental Term Loans established pursuant to Section 2.20 below, exceed $500,000,000.

(b)                                 The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.  The failure of any Lender to respond shall be deemed to be a refusal of such Lender to increase its Commitment.

(c)                                  Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees reasonably acceptable to the Administrative Agent, the Issuing Banks and the Swingline Lender to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount required to cover the remaining amount of the requested Commitment Increase that has not been committed to by the Lenders or other Eligible Assignees).

(d)                                 On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the second last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)                                     a joinder agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to such Assuming Lender, the Borrower and the Administrative Agent, duly executed by such Assuming Lender, the Administrative Agent and the Borrower; and

(ii)                                  confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent.

(e)                                  On each Increase Date, upon fulfillment of the conditions set forth in this Section 2.19, in the event any Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the applicable Commitment Increase and the application of such amounts to make payments to such other Lenders (including any assignments and adjustments with respect to the Swingline Exposure and LC Exposure of the Lenders and Assuming Lenders), the Loans to be held ratably by all Lenders as of such date in accordance with their respective Applicable Percentages (after giving effect to the Commitment Increase), (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Loans made to it as of such Commitment Increase Date (with each such borrowing to consist of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2) and (iii) the Borrower shall pay to the Lenders the amounts, if any, payable under Section 2.15 as a result of such prepayment.

(f)                                   This Section shall supersede any provisions in Section 2.17 or Section 9.2 to the contrary.

(g)                                  The occurrence of each Increase Date shall be deemed to be a representation and warranty by the Borrower on such Increase Date that the conditions set forth in this Section 2.19 to such Commitment Increase have been satisfied on such Increase Date.

Section 2.20  Incremental Term Loans.  (a)  The Borrower may, from time to time after the Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more tranches of term loans hereunder (collectively, the “Incremental Term Loans”); provided that (i) both at the time of any such request and at the time that any such Incremental Term Loans are made, no Default or Event of Default shall have occurred and be continuing or result therefrom, (ii) the aggregate amount of such Incremental Term Loans, taken together with all Incremental Term Loans previously incurred pursuant to this Section 2.20 and the aggregate amount of Commitment Increases made pursuant to Section 2.19, does not exceed $500,000,000, (iii) the final stated maturity date of such tranche of Incremental Term Loans shall not be earlier than the Maturity Date in effect at the time of the incurrence of such Incremental Term Loans, (iv) such tranche of Incremental Term Loans shall rank pari passu in right of payment with the Revolving Loans, (v) such Incremental Term Loans shall not be, and shall not be permitted to be, guaranteed by any Subsidiary of Holdings that is not a Guarantor under this Agreement and (vi) the terms, conditions and documentation governing such Incremental Term Loans (including, without limitation, all representations, covenants, defaults, guaranties and remedies, but excluding economic terms), taken as a whole, shall be substantially the same as, or less favorable to the Lenders or Additional TL Lenders (as defined below) providing such Incremental Term Loans, than those terms and conditions applicable to the Lenders with respect to the Revolving Loans (except for covenants or other provisions applicable only to periods after the latest Maturity Date of the Revolving Loans).

(b)                                 Each notice from the Borrower pursuant to clause (a) of this Section 2.20 shall set forth the requested amount and, in reasonable detail, the proposed terms of the relevant

Incremental Term Loans.  Incremental Term Loans may be made by any existing Lender (an “Existing TL Lender”) or by any Eligible Assignee (any such Eligible Assignee providing such Incremental Term Loans at such time being called an “Additional TL Lender” and, together with the Existing TL Lenders providing such Incremental Term Loans at such time, the “TL Lenders”).  Incremental Term Loans shall be made pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each TL Lender and the Administrative Agent, in each case without the consent of any other Person.  The Incremental Term Loan Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20.  The Borrower hereby agrees to enter into such Incremental Term Loan Amendments.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into such Incremental Term Loan Amendments.  The effectiveness of any Incremental Term Loan Amendment shall be subject to (x) the satisfaction of the conditions as the parties thereto shall agree, provided that no such Incremental Term Loan Amendment shall modify or waive any condition to the incurrence of Incremental Term Loans except in accordance with Section 9.2 hereof and (y) the receipt by the Administrative Agent of documents consistent with those delivered on the Restatement Effective Date pursuant to Section 4.1(e) as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such Incremental Term Loan Amendment.  Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Term Loans, at any time.

(c)                                  The incurrence of any Incremental Term Loans hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such incurrence that the conditions set forth in this Section 2.20 to the incurrence of Incremental Term Loans have been satisfied as of such date.

Section 2.21  Extension of Maturity Date.  (a)  The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 45 days prior to the then existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.21; provided that the Borrower may not make more than two Maturity Date Extension Requests following the Restatement Effective Date.  Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 9.2(b) shall become effective prior to the then existing Maturity Date unless such other approvals have been obtained.  In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right (but not the obligation) to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment.  If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section 2.21, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders having been obtained, if applicable), except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective.

(b)                                 Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.18 and 9.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or any Eligible Assignee that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c)                                  If a Maturity Date Extension Request has become effective hereunder:

(i)                                     not later than the second (2nd) Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.10, such that, after giving effect to such prepayments and such provision of cash collateral, the aggregate Revolving Credit Exposures outstanding as of such date will not exceed the aggregate Commitments of the Consenting Lenders extended pursuant to this Section 2.21 (and the Borrower shall not be permitted thereafter to request any Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the aggregate Revolving Credit Exposures outstanding would exceed the aggregate amount of the Commitments so extended); and

(ii)                                  on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Revolving Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section 2.21 and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, the Borrower shall prepay the proportionate part of the outstanding Revolving Loans and participations in LC Disbursements of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.

(d)                                 The occurrence of each Extension Effective Date shall be deemed to constitute a representation and warranty by the Borrower on such Extension Effective Date that the conditions set forth in Section 4.2 have been satisfied on such Extension Effective Date (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request).

(e)                                  Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.21, or any amendment or modification of the terms and conditions of the Commitments and Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.2(b).

(f)                                   Without the consent of any other Person, the Borrower, the Administrative Agent and the Consenting Lenders (and, to the extent required pursuant to the proviso of Section 2.5(c), the applicable Issuing Banks) may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.21.

Section 2.22  Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                                 the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, if such Defaulting Lender is an affected Lender, except as otherwise provided in Section 9.2, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)                                  if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) after giving effect to any such reallocation, each Non-Defaulting Lender’s Revolving Credit Exposure does not exceed such Non-Defaulting Lender’s Commitment;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following written notice by the Administrative Agent (x) first, prepay such Swingline Exposure that has not been reallocated and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s Obligations corresponding to such Defaulting Lender’s LC Exposure that has not been reallocated (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.5(i) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted to give effect to such reallocation; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the applicable Issuing Banks ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by such Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and

(d)                                 so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with this Section 2.22, and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with this Section 2.22 (and such Defaulting Lender shall not participate therein).

In the event that (x) a direct or indirect parent company of a Lender becomes the subject of a proceeding under any Debtor Relief Law following the Restatement Effective Date and for so long as such proceeding under any Debtor Relief Law shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

Section 3.1  Organization; Powers.  Each of Holdings, the Borrower and each of the Borrower’s Wholly-Owned Subsidiaries that is not an Immaterial Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.2  Authorization; Enforceability.  The execution, delivery and performance by the Loan Parties of the Loan Documents are within Holdings’, the Borrower’s and each Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action.  Each of Holdings, the Borrower and the Guarantors has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitute its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3  Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Loan Parties of the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Holdings or the Borrower with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended); provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect,  (b) will not violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon the Loan Parties or any of their respective property, except as would not reasonably be expected to have a Material Adverse Effect, (c) will not violate any charter, by-laws or other organizational document of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect and (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its respective property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4  Financial Condition; No Material Adverse Effect.  (a)  Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010, reported on by KPMG LLP, independent public accountants and certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP.

(b)                                 Since December 31, 2012, no event, development or circumstance has occurred that has had or would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Holdings and its Subsidiaries, taken as a whole or on the ability of the Loan Parties to consummate the Transactions.

Section 3.5  Properties.  (a)  Each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to the business of Holdings and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 Each of Holdings and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to, used in and necessary to the business of Holdings and its Subsidiaries, taken as a whole, as currently conducted, and the use thereof by Holdings and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failure to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.6  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that in any material respect draws into question the validity or enforceability of this Agreement or the Transactions.

(b)                                 Except matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.7  Compliance with Laws and Agreements; No Default.  Each of Holdings and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

Section 3.8  Investment Company Status.  Neither Holdings nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.9  Taxes.  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of each Loan Party and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of each Loan Party and its Subsidiaries as a whole for the periods covered thereby and (iii)  each Loan Party and each of its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which any Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

Section 3.10  ERISA  (a).  No ERISA Event has occurred, or is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.11  Disclosure.  All written information (other than any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the “Projections”) and other than information of a general economic or industry specific nature) furnished by or on behalf of Holdings or the Borrower by a Responsible Officer to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished from time to time), taken as a whole together with the information filed by Holdings or its Subsidiaries with the U.S. Securities and Exchange Commission, does not, as of the date such information was furnished (or if such information expressly related to a specific date, as of such specific date), contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any Projections, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that Projections are subject to significant uncertainties and contingencies, any of which are beyond Holdings’ and the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, projected or anticipated results and assumptions, and such differences may be material).

Section 3.12  Subsidiaries.  Schedule 3.12(a) and Schedule 3.12(b) set forth as of the Effective Date a list of all Subsidiaries and, other than the inactive Subsidiaries listed on Schedule 3.12(b), the percentage ownership (directly or indirectly) of Holdings therein.

Section 3.13  Use of Proceeds; Margin Regulations.  (a)  All proceeds of the Revolving Loans and the Swingline Loans will be used for working capital, capital expenditures, acquisitions, share repurchases and other general corporate purposes; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(b)                                 No part of any Credit Event (or the proceeds thereof) will be used, whether directly or indirectly, to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board.  The value of the Margin Stock owned directly or indirectly by Holdings or any of its Subsidiaries which is subject to any arrangement (as such term is used in Section 211.2(g) of Regulation U issued by the Board) hereunder is less than an amount equal to 25% of the value of all assets of Holdings and/or such Subsidiary subject to such arrangement.

Section 3.14  Guarantors.  On the Restatement Effective Date, no Subsidiary of Holdings Guarantees, or is required to Guarantee, any Indebtedness for borrowed money (other than Permitted Indebtedness) of Holdings and/or the Borrower in an aggregate amount in excess of $350,000,000.

Section 3.15  Anti-Terrorism Law.  (a)  Neither Holdings nor any of its Subsidiaries is in violation of any legal requirement relating to any laws with respect to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the USA Patriot Act.  Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings or the Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, as the case may be, is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned (solely with respect to Holdings, to the knowledge of Holdings or the Borrower) or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)                                 Neither Holdings nor any of its Subsidiaries and, to the knowledge of Holdings or the Borrower, no agent of Holdings or any of its Subsidiaries acting on behalf of Holdings or any of its Subsidiaries, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.15(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law.

ARTICLE IV

Conditions

Section 4.1  Restatement Effective Date.  The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a Note executed by the Borrower (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Lender requesting a Note reasonably in advance of the Restatement Effective Date. Notwithstanding the foregoing, no Lender shall be entitled to receive a Note on the Restatement Effective Date if on such date it has not returned to the Borrower the original note (unless such Lender has made other arrangements reasonably satisfactory to the Borrower), if any, issued to such Lender as a lender under the Existing Credit Agreement.

(c)                          The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Holdings and the Borrower and the Guarantor in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinion.

(d)                         Borrower and each Guarantor shall have duly authorized, executed and delivered the Reaffirmation Agreement.

(e)                                  The Administrative Agent shall have received (i) certified copies of the resolutions of the board of directors of each of Holdings and the Borrower approving the transactions contemplated by the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by such entity on the Restatement Effective Date and (ii) all other documents reasonably requested by the Administrative Agent at least five days prior to the Restatement Effective Date relating to the organization, existence and good standing of Holdings and the Borrower and authorization of the transactions contemplated hereby.

(f)                           The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each of Holdings and the Borrower certifying the names and true signatures of the officers of Holdings and the Borrower authorized to sign the Loan Documents to which it is a party, to be delivered by such entity on the Restatement Effective Date and the other documents to be delivered hereunder on the Restatement Effective Date.

(g)                          The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed on behalf of the Borrower by a Responsible Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2 as of the Restatement Effective Date.

(h)                         The Administrative Agent shall have received true and correct copies of the financial statements referred to in Section 3.4(a), which financial statements shall be in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent hereby acknowledges that it has received such financial statements prior to the Restatement Effective Date and such financial statements are satisfactory to it in form and substance.

(i)                                     On the Restatement Effective Date, (x) all then outstanding loans under the Existing Credit Agreement shall have been repaid in full, together with all accrued and unpaid interest and fees (including Commitment Fees (under and as defined in the Existing Credit Agreement), letter of credit fees and facing fees) and other amounts owing thereunder (except to the extent being so repaid with the initial borrowing of Revolving Loans and except to the extent letters of credit thereunder are converted to Letters of Credit hereunder in accordance with Section 2.5(l)), whether or not such interest, fees or other amounts are actually due and payable at such time pursuant to the Existing Credit Agreement and (y) Borrower shall have paid in cash to the Administrative Agent and the Arranger all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable and documented fees, disbursements and other charges of White & Case LLP, counsel to the Administrative Agent) incurred in connection with the arrangement, negotiation and consummation of the Transactions and the preparation and execution of the documents evidencing the Transactions, in each case to the extent invoiced prior to the Restatement Effective Date.

(j)                            The Administrative Agent shall have received, to the extent reasonably requested by any of the Lenders at least five Business Days prior to the Restatement Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.  Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

Section 4.2  Each Credit Event.  The obligation of each Lender to make a Loan (other than pursuant to a Mandatory Borrowing) on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, and the effectiveness of any extension of the Maturity Date pursuant to Section 2.21, is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, Commitment Increase or extension, as applicable, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.

(b)                                 At the time of and immediately after giving effect to such Borrowing, Commitment Increase or extension, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing, each issuance, amendment, renewal or extension of a Letter of Credit, each extension of the Maturity Date and each Commitment Increase shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.2 have been satisfied as of the date thereof.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other than Letters of Credit that have been cash collateralized in accordance with the provisions of this Agreement or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank), each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.1  Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)                                 within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit F attached hereto (the “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Interest Coverage Ratio and the Total Leverage Ratio for the Measurement Period ending on the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered and (iii) if and to the extent that any material change in GAAP that has occurred since the date of the most recent audited financial statements provided in accordance with this Agreement had an impact on such financial statements, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any of its Subsidiaries with the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto, provided, that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov; and

(e)                                  promptly following any request in writing (including any electronic message) therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may, upon prior notice to the Administrative Agent, be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such information, or provides a link thereto on Holdings’ and the Borrower’s website on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page); or (ii) on which such information is posted on Holdings’ and the Borrower’s behalf on an Internet or intranet website, if any, to which the Lenders and the Administrative Agent have been granted access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 5.2  Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default of which any Responsible Officer of Holdings or the Borrower obtains knowledge;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(d)                                 the occurrence of any event of circumstance resulting in Environmental Liability that would reasonably be expected to result in a Material Adverse Effect; and

(e)                                  any loss, damage, or destruction to the collateral of Holdings and its Subsidiaries, whether or not covered by insurance, that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3  Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not restricted under this Agreement and (ii) none of the Loan Parties or any of its Material Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises if the Borrower should reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the

Lenders or (b) the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 5.4  Payment of Taxes.  Each Loan Party will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, and all lawful claims other than Tax Liabilities which, if unpaid, would become a Lien upon any properties of any Loan Party or any of its Subsidiaries not otherwise permitted under Section 6.2, in both cases except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) any Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.5  Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and casualty events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.6  Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made sufficient to prepare financing statements in accordance with GAAP (except as otherwise disclosed to the Administrative Agent).  Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (pursuant to a prior written request made through the Administrative Agent), upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, and to discuss its affairs, finances and financial condition with its officers and independent accountants, in each case so long as the Administrative Agent, such Lender or such representative agrees to treat such information and documents in accordance with Section 9.12 (provided, that the officers of each Loan Party or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times during normal business hours for such Loan Party or such Subsidiary and as often as reasonably requested (but no more than once annually if no Event of Default exists).  Notwithstanding anything to the contrary in this Section 5.6, none of the Loan Parties or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by contract, applicable law, rule, regulation or court order or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.7  Compliance with Laws and Agreements.  Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any

Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.8  Use of Proceeds.  The proceeds of the Loans will be used as set forth in Section 3.13.

Section 5.9  Guarantors.  Holdings and the Borrower shall cause each of its Wholly-Owned Domestic Subsidiaries (other than any Excluded Subsidiary or Immaterial Subsidiary) that Guarantees any Indebtedness for borrowed money (other than Permitted Indebtedness) of Holdings and/or the Borrower in an aggregate amount in excess of $350,000,000 to become a Guarantor hereunder by executing a Guaranty Agreement or a joinder agreement to a Guaranty Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its reasonable discretion) after such Subsidiary provides such a Guarantee.  Upon execution and delivery thereof, each such Person shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents.  If requested by the Administrative Agent, the Administrative Agent shall receive an opinion of counsel (which may be from in-house counsel, provided that such opinion is in respect of New York law) for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any such guaranty agreement, any such joinder agreement to the Guaranty Agreement delivered pursuant to this Section 5.9 and/or the Guaranty Agreement, as applicable, dated as of the date of such guaranty agreement or such joinder agreement to the Guaranty Agreement, as applicable.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other than Letters of Credit that have been cash collateralized in accordance with the provisions of this Agreement or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank), each of Holdings and the Borrower covenants and agrees with the Lenders that:

Section 6.1  Indebtedness.  Holdings will not permit any Foreign Subsidiary or any Non-Guarantor Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except (a) Permitted Indebtedness, (b) Guarantees of Indebtedness of any Subsidiaries of Holdings other than the Borrower, and (c) other Indebtedness incurred by the Foreign Subsidiaries or the Non-Guarantor Subsidiaries (x) other than Indebtedness of the types referred to in clauses (a), (b) and (c) of the definition of Indebtedness or (y) in an aggregate principal amount at any time outstanding not to exceed an amount equal to 15% of Consolidated Total Assets as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be.

Section 6.2  Liens.  Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)                                 Permitted Encumbrances;

(b)                                 any Lien on any property or asset of any Loan Party or any of its Subsidiaries existing on the Effective Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary (other than proceeds of the sale or other disposition thereof and other than improvements, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals, replacements and refinancings of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(c)                                  any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary (and on improvements, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto) or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary (and on improvements, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto); provided that (i) such Lien shall not apply to any other property or assets of Holdings or any Subsidiary (other than improvements, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith);

(d)                                 Liens on property, plant and equipment acquired, constructed, repaired, developed or improved by Holdings or any Subsidiary; provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.1, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, development or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of Holdings or any Subsidiary (other than improvements, repairs, renewals, replacements, additions and accessions of or to such property);

(e)                                  any interest or title of a lessor, sublessor, lessee, licensee or licensor under any lease or license agreement not prohibited by this Agreement and in the ordinary course of business;

(f)                                   Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off, revocation, refund, chargeback or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(g)                                  Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(h)                                 Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(i)                                     Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(j)                                    Liens securing purchase money Indebtedness of Holdings or any of its Subsidiaries not prohibited by Section 6.1; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(k)                                 Liens on cash deposits, investments and deposit accounts and/or securities accounts to which they are credited (so long as those are the only amounts credited to the respective deposits accounts and/or securities accounts) made by the Borrower or Holdings to secure the Phosphogypsum Stack Liability and/or the Consent Decree Phosphogypsum Stack Liability, including, if required by the Consent Decree or determined by Borrower to be in its best interest with respect to its compliance with the Consent Decree, the full funding of the Consent Decree Phosphogypsum Stack Liability;

(l)                                     Liens in favor of any Loan Party securing obligations of any Loan Party or any Subsidiary, Liens in favor of any Domestic Subsidiary that is not a Guarantor securing obligations of any Subsidiary that is not a Guarantor, and Liens in favor of any Foreign Subsidiary securing obligations of any Subsidiary that is not a Guarantor;

(m)                             Liens securing Swap Agreements, limited to cash deposits and/or investments not to exceed $100,000,000 in the aggregate and any deposit accounts and/or securities accounts containing only such cash deposits and/or investments;

(n)                                 Liens on real or personal property subject to the Pooling Agreement;

(o)                                 Liens in favor of CoBank, ACB in all capital stock of CoBank, ACB owned by the Borrower;

(p)                                 Liens on Equity Interests in a joint venture owned by Holdings or any of its Subsidiaries securing joint venture obligations of such joint venture;

(q)                                 Liens created by Capital Lease Obligations; provided that (x) the Liens created by any such Capital Lease Obligations attach only to the property leased to the Borrower or one of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, repairs, renewals, replacements, additions and accessions to the property leased pursuant thereto and (y) such Liens do not secure Capital Lease Obligations in excess of $200,000,000;

(r)                                    Liens on (i) Margin Stock that is held by Holdings as treasury stock or (ii) Equity Interests in Terra Nitrogen or TNCLP that constitute Margin Stock; and

(s)                                   Liens not otherwise permitted under this Section 6.2 securing Indebtedness, claims and other liabilities then outstanding, not in excess of, in the aggregate at any time, an amount equal to 15% of Consolidated Total Assets as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be.

Section 6.3  Fundamental Changes.  (i)  Neither Holdings nor the Borrower will merge into or consolidate with any other Person (other than Borrower or Holdings, respectively), or permit any other Person (other than Borrower or Holdings, respectively) to merge into or consolidate with it or (ii) Holdings will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Subsidiaries and Excluded Subsidiaries, taken as a whole to any other Person, except:

(a)                                 any Person may merge into Holdings or the Borrower in a transaction in which Holdings or the Borrower, as the case may be, is the surviving corporation;

(b)                                 (i) the Borrower may merge or consolidate with any Person in a transaction in which the Borrower is not the surviving Person or (ii) any of the Borrower and any Subsidiary of Holdings may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Holdings’ Subsidiaries and Excluded Subsidiaries, taken as a whole, to any Person (other than its Subsidiaries and Excluded Subsidiaries); provided that:

(A) the surviving Person or the acquiring Person, as applicable (x) agrees to assume, and has expressly assumed all of the Loans and all of the Borrower’s other representations, covenants, conditions and other obligations pursuant to this Agreement and the other Loan Documents in an agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by the surviving Person or the acquiring Person, as applicable, and (y) shall be a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Borrower shall have procured for the Administrative Agent and each Lender an opinion in form and substance reasonably satisfactory to the Administrative Agent and from counsel reasonably satisfactory to the Administrative Agent in respect of such Person and such agreement and covering the matters covered in the opinions delivered pursuant to Section 4.1 on the Restatement Effective Date and such other matters as the Administrative Agent may reasonably request;

(B) immediately after giving effect to such transaction or series of transactions, the Moody’s Ratings and S&P Ratings applicable to the surviving Person or the acquiring Person, as applicable, and its Index Debt shall be no lower than any Moody’s Ratings and S&P Ratings applicable to the Borrower and its Index Debt as in effect immediately prior to giving effect to such transaction or series of transactions; and

(C) immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

(c)                                  the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Holdings’ Subsidiaries and Excluded Subsidiaries, taken as a whole, to one or more of Holdings’ Subsidiaries and Excluded Subsidiaries; provided that immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(d)                                 any Subsidiary of Holdings may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and Holdings’ Subsidiaries and Excluded Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Holdings’ Subsidiaries and Excluded Subsidiaries, taken as a whole, to one or more of Holdings, the Borrower, any Subsidiary of Holdings and any Excluded Subsidiary.

The foregoing Section 6.3 shall not prohibit dispositions of (i) Margin Stock that is held as treasury stock by Holdings or (ii) Equity Interests in Terra Nitrogen or TNCLP that constitute Margin Stock.

Section 6.4  Financial Covenants.

(a)                                 Minimum Interest Coverage Ratio.  Holdings will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.75:1.00.

(b)                                 Maximum Total Leverage Ratio.  Holdings will not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.75:1.00.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or deemed made by or on behalf of Holdings or any of its Subsidiaries in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if such incorrectness is capable of being remedied or cured, such incorrectness shall not be remedied or cured by Holdings or such Subsidiary, as the case may be, within ten Business Days after the date on which the Borrower shall receive written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(d)                                 Holdings and/or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), Section 5.3 (solely with respect to the Borrower’s existence), Section 5.8 or in Article VI;

(e)                                  Holdings and/or the Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it contained in any of the Loan Documents to which it is a party (other than those specified in clause (a), (b) or (d) of this Article of this Agreement), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)                                   Holdings or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the applicable grace period, if any;

(g)                                  any breach or default by Holdings or any Subsidiary occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such breach or default (i) is not waived and (ii) continues beyond the end of any grace period provided therefor; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i)                                     Holdings or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate or other organizational action for the purpose of effecting any of the foregoing;

(j)                                    Holdings or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more final non-appealable judgments for the payment of money in excess of $75,000,000 in the aggregate shall be rendered by a court of competent jurisdiction against Holdings, any of its Subsidiaries or any combination thereof, and Holdings or such Subsidiary’s financial obligation with respect to such judgment exceeds $75,000,000 in the aggregate (to the extent not paid or covered by a reputable and solvent independent third-party insurance company (other than normal deductibles) which has not disputed coverage or indemnity) and the same shall remain undischarged or unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l)                                     one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(m)                             a Change of Control shall occur; or

(n)                                 except as released in accordance with Section 9.17 of this Agreement, any Guaranty shall fail to remain in full force and effect as to any Guarantor or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that it has any further liability under a Guaranty, or shall give written notice to such effect;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 15 Business Days’ prior written notice to the Lenders, the Issuing Banks and the Borrower.  Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Bank and Swingline Lender, in which case the resigning Administrative Agent shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder, and shall maintain all of its rights as an Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank having a combined capital and surplus of at least $200,000,000 with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York; provided that, in the event that such successor or Administrative Agent appointed by the Required Lenders is not Morgan Stanley Senior Funding, Inc. or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in the event that such successor or Administrative Agent appointed by the resigning Administrative Agent is not Morgan Stanley Senior Funding, Inc. or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed).  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (x) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, any reimbursement obligation in respect of any LC Disbursement and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.11 and 9.3) allowed in such judicial proceeding; and (y) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and 9.3.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, the Arranger, the Syndication Agent and each Documentation Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent or a Lender hereunder.

The Lenders irrevocably authorize (i) any Guarantor to be automatically released from its obligations under any Guaranty upon the satisfaction of the conditions set forth in Section 9.17 and (ii) the Administrative Agent to acknowledge the release of such Guarantor from its obligations under such Guaranty in accordance with Section 9.17.  Upon request by the Administrative Agent at any time, the Required Lenders will reaffirm in writing the authorization granted in the immediately preceding sentence.

ARTICLE IX

Miscellaneous

Section 9.1  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to Holdings and/or the Borrower, to it at 4 Parkway North, Suite 400, Deerfield, IL 60015-2590 Attention:  Corporate Treasurer, Telephone: (847) 405-2400; Telecopier: (847) 405-2711; E-mail: smunsell@cfindustries.com;

(ii)                                  if to the Administrative Agent, to it at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor Brooklyn, New York, 11201, Attention: Agency Team, (Telecopy No. 212 507 6680); Email: msagency@morganstanley.com;

(iii)                               if to the Issuing Bank, to it at Morgan Stanley Bank, N.A., 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, MD 21231, Attention: Letter of Credit Department (Telecopy No. 212 5075010); Email: msbloc@morganstanley.com;

(iv)                              if to the Swingline Lender, to it at Morgan Stanley Senior Funding, Inc., 1 Pierrepont Plaza, 7th Floor Brooklyn, New York, 11201, Attention: Agency Team, (Telecopy No. 212 507 6680); Email: msagency@morganstanley.com; and

(v)                                 if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

The Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks or another similar electronic system (the “Platform”).  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”).  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.2  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 None of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower or the applicable Guarantor, as applicable, and the Required Lenders, or by the Borrower or the applicable Guarantor, as applicable, and the Administrative Agent with the consent of the Required Lenders (except that the Administrative Agent and the Borrower or the applicable Guarantor, as applicable, may enter into any amendment of any Loan Document in order to correct any obvious error or any immaterial technical error or omission therein without the consent of the Required Lenders); provided, however, that no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender without the written consent of such Lender,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement of any Lender or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender,

(iii)                               postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement of any Lender, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment to any Lender, or postpone the scheduled date of expiration of any Lender’s Commitment, without the written consent of such Lender; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the default rate set forth in Section 2.12(c),

(iv)                              change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects a new Commitment of any Lender(s) or an increase in the Commitment of any Lender(s) or in the aggregate amount of the Commitments of any class, including for the purpose of effecting a Commitment Increase or Incremental Term Loans in the manner contemplated by Section 2.19 or Section 2.20 and the extension of the Maturity Date as contemplated by Section 2.21,

(v)                                 release all or substantially all of the Guaranties without the written consent of each Lender, except as expressly provided in each Guaranty and except to the extent the release of any Guarantor is permitted pursuant to Article VIII or Section 9.17 (in which case such release is automatic),

(vi)                              change any of the provisions of this Section 9.2 or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, (A) solely with the consent of the parties described by Section 2.20 to be parties to an Incremental Term Loan Amendment, Lenders of Incremental Term Loans and (B) solely with the consent of the parties described by Section 2.21 to be parties to an amendment described in Section 2.21(f), Lenders agreeing to a Maturity Date Extension Request, in each case may be included in the determination of Required Lenders on substantially the same basis as the Lenders of Commitments, Revolving Loans and Incremental Term Loans at such time), or

(vii)                           waive any condition set forth in Section 4.1 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made on the Restatement Effective Date, Section 4.2, without the written consent of each Lender.

Notwithstanding anything to the contrary herein:

(v)                                 no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be;

(w)                               no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that:

(1)                                 the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and

(2)                                 any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender,

(x)                                 this Agreement may be amended to provide for a Commitment Increase or Incremental Term Loans in the manner contemplated by Section 2.19  or Section 2.20 and the extension of the Maturity Date as contemplated by Section 2.21, subject only to the consent of the parties described in such Section as being required for such amendment to become effective;

(y)                                 the provisions of Section 2.19 requiring the Borrower to offer a Commitment Increase to the Lenders prior to any other Person may be amended or waived with the consent of the Required Lenders; and

(z)                                  each Lender hereby irrevocably authorizes and directs the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any other Loan Document as the Administrative Agent reasonably deems appropriate in order to correct any errors or omissions, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents.

Section 9.3  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arranger, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Issuing Bank or any Lender, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arranger, taken as a whole, and a single local counsel in each relevant jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent or the Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 9.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 The Borrower shall indemnify the Administrative Agent, the Arranger, each Issuing Bank and each Lender, and their respective Affiliates and their directors, officers, employees and agents of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities arising out of or relating to any investigation, litigation or proceeding against any Indemnitee by any third party or by the Borrower or any other Loan Party related to (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), in each case regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or the Borrower or any Affiliate of the Borrower), including the reasonable and documented legal or other out of pocket expenses, fees, charges and disbursements of one counsel for any Indemnitee in connection with the investigation or defense thereof; provided that such indemnity shall not, as to any Indemnitee, be available (v) with respect to Indemnified Taxes or Other Taxes that are indemnifiable under Section 2.16, (w) Excluded Taxes, (x) to the extent that such losses, claims, damages and liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment) or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by Holdings or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent, the Arranger, any Issuing Bank or the Swingline Lender in their respective capacities.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.3, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d)                                 Without limiting in any way the indemnification obligations of the Borrower pursuant to Section 9.3(b) or of the Lenders pursuant to Section 9.3(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or the Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)                                  All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

Section 9.4  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default listed in any of paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee and provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)                               each Issuing Bank, with respect to the Revolving Loans and Commitments, such consent not to be unreasonably withheld or delayed, provided that no consent of any Issuing Bank shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund;

(C)                               the Swingline Lender, with respect to the Revolving Loans and Commitments, such consent not to be unreasonably withheld or delayed, provided that no consent of the Swingline Lender shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund; and

(D)                               the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect to one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)                                no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party or (ii) any Defaulting Lender or any of its subsidiaries,

or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(F)                                 in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.4, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.3); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements (and any stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the Administrative Agent and its Affiliates and, as to entries pertaining to it, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              At the time of each assignment pursuant to this Section 9.4 to a Person that is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service forms, certificates and other information described in Section 2.16.  To the extent that an assignment of all or any portion of a Lender’s Loans or Commitments and related outstanding Obligations pursuant to this Agreement would, at the time of such assignment, result in increased costs under Sections 2.14, 2.15 or 2.16 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)                                  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (but not to Holdings or any Subsidiary thereof) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant.  Subject to paragraph (c)(iii) of this Section 9.4, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15 or Section 2.16 with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other obligations under this Agreement) except to the Borrower as provided in Section 9.04(c)(i) and to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)                               A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5  Survival.  All covenants, agreements, representations and warranties made by Holdings or the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.6  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.7  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief

Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.8  Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Issuing Bank and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by the Administrative Agent, such Issuing Bank or such Lender (or any branch or agencies thereof, wherever located) to or for the credit or the account of any Loan Party against any of and all the Obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of the Administrative Agent, each Issuing Bank and each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.9  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Loan Party, the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto or its properties in the courts of any jurisdiction.

(c)                                  Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.9.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12  Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 9.12, each of the Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section 9.12) who are directly involved in the Transactions on a confidential and need-to-know basis, (ii) to the extent requested by any Governmental Authority having jurisdiction over such Administrative Agent, Issuing Bank or Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (x) promptly notify the Borrower in advance of such disclosure, to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Administrative Agent, Issuing Bank or Lender, as applicable, shall (x) promptly notify the Borrower in advance of such disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as, and no less restrictive than, those of this Section 9.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (vii) with the prior written consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or by the respective Lender or agent (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Loan Party.  For the purposes of this Section 9.12, “Information” means all information received from any Loan Party or any of its Subsidiaries or Excluded Subsidiaries relating to any Loan Party or any of its Subsidiaries or Excluded Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Loan Party from a source other than a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any Information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer Information regarding the creditworthiness of Holdings and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Section 9.12 to the same extent as such Lender.

(c)                                  EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d)                                 ALL INFORMATION AS DEFINED IN SECTION 9.12(a), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT

MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or participations therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Syndication Agent, each Documentation Agent, the Issuing Bank and the Lenders are arm’s-length commercial transactions between Holdings and the Borrower, on the one hand, and the Administrative Agent, the Arranger, the Syndication Agent, each Documentation Agent, the Issuing Bank and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arranger, the Syndication Agent, each Documentation Agent, the Issuing Bank and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings or any of its Subsidiaries, or any other Person in connection with the Loan Documents and (B) neither the Administrative Agent, the Arranger, the Syndication Agent, any Documentation Agent, the Issuing Bank nor any Lender has any obligation to Holdings or the Borrower with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Syndication Agent, each Documentation Agent, the Issuing Bank and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings and the Borrower, and neither the Administrative Agent, the Arranger, the Syndication Agent, any Documentation Agent, the Issuing Bank nor any Lender has any obligation to disclose any of such interests to Holdings or the Borrower.

Section 9.15  Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Assumption or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 9.17  Release of Guarantors.  If (a) in compliance with the terms and provisions of this Agreement, all or substantially all of the equity interests of any Guarantor (other than Holdings) are sold, transferred or otherwise disposed of to a Person or Persons other than the Borrower or its Subsidiaries or (b) a Guarantor (other than Holdings) ceases to be a guarantor of any Indebtedness (other than Permitted Indebtedness) for borrowed money of Holdings and/or the Borrower in an aggregate amount in excess of $350,000,000, then such Guarantor shall, upon the consummation of such sale, transfer or termination of guarantor status under such other Indebtedness, be automatically released from all of its obligations under this Agreement (including under Section 9.3) and any Guaranty to which it is a party.  At the request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute such documents as are necessary to acknowledge any such automatic release in accordance with this Section 9.17 and Section 17 of the applicable Guaranty, so long as the Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower, certifying as to such sale, transfer or termination of guarantor status under such other Indebtedness, and the automatic release of such Guarantor’s Guaranty in compliance with this Agreement and the applicable Guaranty.

Section 9.18  Effect of the Amendment and Restatement of the Existing Credit Agreement. (a) On the Restatement Effective Date, (i) the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, (ii) each of the commitments of the Existing Lenders under the Existing Credit Agreement shall be terminated and, to the extent that such Existing Lenders constitute Lenders hereunder, shall be replaced with their respective Commitments hereunder, and (iii) all loans and other amounts owing under the Existing Credit Agreement shall be repaid as provided in Section 4.1(i).  The parties hereto acknowledge and agree that, except as otherwise expressly provided herein (including, without limitation, Section 4.1(i)), this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation of the Obligations under the Existing Credit Agreement or the other Loan Documents as in effect prior to the Restatement Effective Date and which remain outstanding as of the Restatement Effective Date.

(b)                                 On and after the Restatement Effective Date, (i) all references to the Existing Credit Agreement or the Credit Agreement in the Loan Documents (other than this Agreement) shall be deemed to refer to this Agreement, (ii) all references to any section (or subsection) of the Existing Credit Agreement or the Credit Agreement in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Restatement Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement as amended and restated hereby.

(c)                                  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the other Loan Documents remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CF INDUSTRIES HOLDINGS, INC.,
as Holdings

By:	/s/ Dennis P. Kelleher
Name:	Dennis P. Kelleher
Title:	Senior Vice President
and Chief Financial Officer

CF INDUSTRIES, INC.,
as Borrower

By:	/s/ Dennis P. Kelleher
Name:	Dennis P. Kelleher
Title:	Senior Vice President
and Chief Financial Officer

Signature Page to CF Industries, Inc. Revolving Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Lisa Kopff
	Name:	Lisa Kopff
	Title:	Authorized Signatory

Signature Page to CF Industries, Inc. Revolving Credit Agreement

MORGAN STANLEY BANK, N.A.,
as an Issuing Bank and as a Lender

By:	/s/ Lisa Kopff
	Name:	Lisa Kopff
	Title:	Authorized Signatory

Signature Page to CF Industries, Inc. Revolving Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Issuing Bank and as a Lender

By:	/s/ Christine Howatt
	Name:	Christine Howatt
	Title:	Authorized Signer

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE Amended and Restated REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., AS ISSUING BANKS

AGFIRST FARM CREDIT BANK,
as a Lender

By:	/s/ Neda K. Beal
	Name:	Neda K. Beal
	Title:	Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ David Bacon
	Name:	David Bacon
	Title:	Senior Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE Amended and Restated REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., AS ISSUING BANKS

BANK OF MONTREAL,
as a Lender

By:	/s/ Philip Langheim
	Name:	Philip Langheim
	Title:	Managing Director

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Rafael Tobon
	Name:	Rafael Tobon
	Title:	Director

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE Amended and Restated REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

Canadian Imperial Bank of Commerce, New York Agency,
as a Lender

By:	/s/ Eoin Roche
	Name:	Eoin Roche
	Title:	Canadian Imperial Bank of Commerce
New York Agency
Authorized Signatory

By:	/s/ Robert Casey
	Name:	Robert Casey
	Title:	Canadian Imperial Bank of Commerce
New York Agency
Authorized Signatory

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

COBANK, ACB,
as a Lender

By:	/s/ Al Schuter
	Name:	Al Schuter
	Title:	Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” NEW YORK BRANCH
as a Lender

By:	/s/ Jeff Bliss
	Name:	Jeff Bliss
	Title:	Vice President

By:	/s/ Timothy J. Devane
	Name:	Timothy J. Devane
	Title:	Executive Director

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

FARM CREDIT BANK OF TEXAS,
as a Lender

By:	/s/ Luis M. H. Requejo
	Name:	Luis M. H. Requejo
	Title:	Director Capital Markets

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA,
as a Lender

By:	/s/ Jeff Pavlik
	Name:	Jeff Pavlik
	Title:	Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Patrick D. Flanerty
	Name:	Patrick D. Flanerty
	Title:	Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Emite Marx
	Name:	Emite Marx
	Title:	VP, NGC Finance

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Harry J. Brown
	Name:	Harry J. Brown
	Title:	Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

WELLS FARGO BANK, National Association
as a Lender

By:	/s/ Peter Kiedrowski
	Name:	Peter Kiedrowski
	Title:	Director

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

SIGNATURE PAGE TO THE AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CF INDUSTRIES HOLDINGS, INC., AS HOLDINGS, CF INDUSTRIES, INC., AS THE BORROWER, THE LENDERS PARTY HERETO FROM TIME TO TIME, MORGAN STANLEY SENIOR FUNDING, INC., AS ADMINISTRATIVE AGENT, AND MORGAN STANLEY BANK, N.A., AND THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AS ISSUING BANKS

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ David Bacon
	Name:	David Bacon
	Title:	Senior Vice President

Signature Page to CF Industries, Inc. Amended and Restated Revolving Credit Agreement

Schedule 2.5

Existing Letters of Credit

Letter of Credit Number	Issuer	Beneficiary	Amount	Issuance Date	Expiry Date

2010040502	Morgan Stanley Bank, N.A.	Citibank, N.A.	$4,000,000.00	April 5, 2010	June 1, 2013
2011070603	Morgan Stanley Bank, N.A.	United Mine Workers of America	$1,180,155.00	July 6, 2011	July 6, 2013
2011070604	Morgan Stanley Bank, N.A.	Old Republic Insurance Company	$3,712,093.00	July 6, 2011	July 6, 2013

Schedule 3.12 (a)

Subsidiaries

Name of Company	Jurisdiction	Percentage Held by Holdings
Beaumont Ammonia Inc.	Delaware	100
Beaumont Holdings Corporation	Delaware	100
BMC Holdings, Inc.	Delaware	100
Central Farmers Fertilizer Company	Illinois	100
CF Chemicals, Ltd.	Alberta, Canada	100
CF Composite, Inc.	New York	100
CF Industries Peru S.A.C.	Lima, Peru	100
CF Industries, Inc.	Delaware	100
CF Nitrogen, Inc.	Delaware	100
CFI Trinidad Limited	Trinidad and Tobago	100
CFK Holding AG	Switzerland	100
CFK Holdings, Inc.	Delaware	100
Farmers Chemical Association, Inc.	Tennessee	100
Inspiration Coal Inc.	Delaware	100
Inspiration Consolidated Copper Company	Maine	100
Inspiration Development Company	Delaware	100
Inspiration Gold Incorporated	Delaware	100
Phosacid Service & Supply, Inc.	Delaware	100
Port Neal Corporation	Delaware	100
Terra (Barbados) SRL	Barbados	100
Terra (U.K.) Holdings Inc.	Delaware	100
Terra Capital Holdings, Inc.	Delaware	100
Terra Capital, Inc.	Delaware	100
Terra Environmental Technologies Inc.	Delaware	100
Terra Global Holding Company Inc.	Delaware	100
Terra Houston Ammonia, Inc.	Delaware	100
Terra Industries Inc.	Maryland	100
Terra Industries International Holdings Luxembourg S.à r.l.	Luxembourg	100
Terra Industries Luxembourg S.à r.l.	Luxembourg	100
Terra International (Canada) Inc.	Ontario, Canada	100
Terra International (Oklahoma) Inc.	Delaware	100
Terra International, Inc.	Delaware	100
Terra LP Holdings LLC	Delaware	100
Terra Methanol Corporation	Delaware	100
Terra Mississippi Holdings Corp.	Mississippi	100
Terra Mississippi Nitrogen, Inc.	Delaware	100
Terra Nitrogen Corporation	Delaware	100

Terra Nitrogen GP Holdings Inc.	Delaware	100
Terra Nitrogen Trinidad Limited	Trinidad and Tobago	100
Terra Partners (Canada) LP	Alberta, Canada	100
Terra Real Estate Corporation	Iowa	100
Terra Tank Lines Inc.	Delaware	100
Terra V.I. Holdings, Inc.	British Virgin Islands	100

Schedule 3.12 (b)

Inactive Subsidiaries

Phosacid Service & Supply, Inc.

CF Nitrogen, Inc.

Farmers Chemical Association, Inc.

Central Farmers Fertilizer Company (non-profit entity)

Big Bend Transfer Company, LLC

Beaumont Methanol, LP

Inspiration Development Corporation

Topaz Mountain Joint Venture

Hudson Holdings Corporation

152640 Canada Inc.

Hudson Bay Mining and Smelting Co., Limited

Cohan Mines Limited

Tornew Mines Limited

Churchill River Power Company Limited

Northern Power Limited

Hudson Bay Exploration and

Development Company Limited

Hudson Bay Metal Sales Limited

Hudson Bay Gold Inc.

Mingold Resources Inc.

Hudson Bay Metals Limited

Inspiration Coal Inc.

Inspiration Coal Development Company

A.M. Daniel Coal Co., Inc.

Ashland Mining Corporation

Bailey Mining Company, Incorporated

Briarwood Mining Inc.

Harman Mining Corporation

Majestic Collieries Company

Mountain Minerals, Inc.

Plateau Fuels, Inc.

Poplar Creek Development Company

Hurricane Mineral Corporation

Southern Floyd Coal, Inc.

Southern Kentucky Energy Co.

Sovereign Pocahontas Company

Wheelwright Mining, Inc.

Sovereign Coal Corporation

Hurricane Coal Co., Inc.

Sarah Coal Company, Inc.

Widows-Grove Coal Company, Inc.

Inspiration Export, Inc.

Inspiration Consolidated Copper Company

Black Pine Mining Company

Inspiration Development Company

Inspiration Gold Incorporated

Western Gold Exploration and Mining Company, Limited Partnership

WestGold Holding, Inc.

Yuba WestGold, Inc.

WestGold Placer, Inc.

Yuba Placer Gold Company

Northern Marine Finance, Inc.

No. 136 Sail View Ventures Ltd

Shamrock Resources Inc.

Shamrock Resources U.S., Inc.

Coastech Research Inc.

Inspiration Resources Marketing Corporation

Sovereign Coal Sales, Inc.

Inspiration Resources Trading Corporation

Hochschild Partners (Partnership)

ADI Distributors, Inc.

Farm TABS, Ltd.

Farmbelt Chemicals, Inc.

Farmers Agricultural Credit Corporation

Grand Forks Seed Co.

Hawkeye Fertilizer Corp.

Northern Agricultural Credit Corporation

Riverside/Terra Corporation

Georgia Agricultural and Industrial Warehouse, Inc.

Terra Chemicals Exploration, Inc.

Terra Oklahoma Holdings, Inc.

Bison Nitrogen Products Co.(Partnership)

Oklahoma Nitrogen Co. (Partnership)

Terra Rain Corporation

Terra Seed Company

Inspiration Nitrogen Corporation

Terra Nitrogen, Inc.

Bison Nitrogen Products Co. (Partnership)

Oklahoma Nitrogen Co. (Partnership)

Riverside Chemical Company

Riverside Chemical Company

Riverside Chemical Company

Terra Chemicals International, Inc.

Terra Eastern Corporation

Terra Western Corporation

Inspiration Leasing Inc.

Flemtex Properties Corp.

ILI Caverns Inc.

ILI Clay Inc.

ILI Leasing Aircraft Inc.

ILI Leasing Corp.

ILI Lone Star, Inc.

ILI Railcar Inc.

Way Hawthorne Properties Corp.

Way Modesto Properties Corp.

LTM, Incorporated

Rogue Aggregates, Inc.

El Rancho Rock & Sand, Inc.

W.B.R., Inc.

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and FMC Minerals Corp.d/b/a Austin Gold Venture (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and FMC Minerals Corp. d/b/a Austin Gold Venture (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and Sea-Tech Diving and Construction (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and Berglynn Resources (USA) Incorporated Madison County, Montana (JV)

Western Gold Exploration and Mining Company, Limited Partnership, by Inspiration Gold Inc., as General Partner, and Lacana (JV)

Terra Nitrogen, Inc. and Woodward Chemicals Corp. (JV)

Hudson Bay Exploration and Development Company Limited/Manitoba Mineral Resources Limited, Big (JV)

Hudson Bay Exploration and Development Company Limited/Manitoba Mineral Resources Limited Gun (JV)

Hudson Bay Exploration and Development Company Limited/Manitoba Mineral Resources Limited, Hap (JV)

Ag Analytical Services

T-Land Corp.

Terra Illinois

Terra International, Inc. (Illinois)

Agricultural Minerals & Chemicals, Inc.

AMCI Acquisition Corporation

Anderson Oil & Ag Service, Inc. — Bill’s Oil & Ag Service, Inc.

B & I Limited Partnership

Banner Peak Services, Inc.

Chickasaw Milling Company

Eller Fertilizer Services, Inc.

Farley Gold, Inc.

(Farm) Plateau Fuels, Inc.

Hunt Seed Co.

Inspiration Holdings, Inc.

Inspiration Mines, Inc.

Inspiration Mining Group, Inc.

Lynn Seeds, Inc.

Madison Oil & Gas

Madison Resources, Inc.

Terra Fertilizers, Inc. of Iowa (Formerly ME-JON, Inc.)

Northern Marine Charter, Inc.

Peak Holdings, Inc.

Sands Oil Company

Soland Acquisition

Terra Capital Funding, Inc.

Terra Funding Corporation

Terra Phosphates, Inc.

WestGold Limited Partnership

Yuba American Gold, Inc.

Yuba American Gold, Ltd

Yuba Natural Resources, Inc.

Schedule 6.2

Existing Liens

Debtor	Secured Party	Jurisdiction	File No./Date Filed	Type	Description of Lien

CF Industries, Inc. and J & H Systems, Inc.	Kostmayer Construction, Inc.	Ascension Parish, LA	Mortgage BK. 878 PG. 502 10-23-99	Affidavit of lien and Privilege	Construction work performed: $202,254.31

CF Industries, Inc. and J & H Systems, Inc.	Kostmayer Construction, Inc.	Ascension Parish, LA	Mortgage BK. 878 PG. 498 10-23-99	Affidavit of lien and Privilege	Construction work performed: $135,875.69

CF Industries Holdings, Inc.	Billy Glen Bass of Bass VRI LLC	Woodward County, OK	ML-12-31-4077 2/22/2011	Affidavit of lien	Materials and labor: $24,486.46

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Revolving Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender]

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower:	CF Industries, Inc. (the “Borrower”)

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as administrative agent under the Credit Agreement

5.	Credit Agreement:

Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013, among the Borrower, CF Industries Holdings, Inc., as Holdings, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and the other parties from time to time party thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(1)
Revolving Facility	$	$		%

Effective Date:                           , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR],

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE],

By:
Name:
Title:

(1)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING,
INC., AS ADMINISTRATIVE AGENT,

By:
Name:
Title:

[Consented to:

CF INDUSTRIES, INC.,

By:
Name:
Title:](2)

[Consented to:

[ISSUING BANK],

By:
Name:
Title:](3)

[Consented to:

[SWINGLINE LENDER],

By:
Name:
Title:](4)

(2)  To be added only if the consent of the Company is required by the terms of the Credit Agreement.

(3)  To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.

(4)  To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

3

ANNEX I

CF INDUSTRIES, INC. CREDIT AGREEMENT

Standard Terms and Conditions for
Assignment and Assumption

1.                                                                                                              Representations and Warranties.

1.1                                                                                                                   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                                                                                                                Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) appoints and authorizes each of the Administrative Agent and the Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent or the Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                                                                                              Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                                                                                              Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4.                                                                                                              General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other means of electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

2

EXHIBIT B

FORM OF

BORROWING REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

1 Pierrepont Plaza, 7th Floor

Brooklyn, New York 11201

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

The undersigned, CF Industries, Inc. (the “Borrower”), refers to the Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013 (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined), among the Borrower, CF Industries Holdings, Inc., as Holdings, the lenders from time to time party thereto (collectively, the “Lenders”), Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, the other parties from time to time party thereto, and you, as administrative agent for the Lenders (the “Administrative Agent”), and hereby gives you notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”), as required by Section 2.3 of the Credit Agreement:

(i)                                     The aggregate principal amount of the Proposed Borrowing is $[                                    ].(1)

(ii)                                  The Business Day of the Proposed Borrowing is [                    , 20    ].(2)

(iii)                               The Proposed Borrowing is to consist of [ABR Loans][Eurodollar Loans].

(1)                                 Such amount to be stated in Dollars.

(2)                                 Shall be a Business Day at least one Business Day in the case of ABR Loans (or same day notice in the case of Swingline Loans) and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 11:00 a.m. (New York City time) in the case of Eurodollar Loans, on such day.

[(iv)                          The initial Interest Period for each Eurodollar Loan made as part of the Proposed Borrowing is [one/two/three/six months][insert period less than one month or greater than six months](3).]

(v)                                 Funds for the Proposed Borrowing should be disbursed as follows:

Account Name:	[ ]
Bank Name:	[ ]
Bank Location:	[ ]
ABA No.:	[ ]
Account Number:	[ ]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)                               the representations and warranties of the Borrower set forth in the Credit Agreement and in the other Loan Documents are and will be true and correct, on and as of the date of the Proposed Borrowing, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they were true and correct in all material respects as of such earlier date and (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is and will be true and correct in all respects; and

(B)                               at the time of and immediately after giving effect to the Proposed Borrowing, no Default or Event of Default has occurred and is continuing.

[Signature Page Follows]

(3)                                 To be included for a Proposed Borrowing of Eurodollar Loans. Interest Periods of greater than six months or less than one month only available with the consent of each Lender.

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The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

CF INDUSTRIES, INC.

By:
Name:
Title:

3

EXHIBIT C

FORM OF

INTEREST ELECTION REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

1 Pierrepont Plaza, 7th Floor

Brooklyn, New York 11201

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

The undersigned, CF Industries, Inc. (the “Borrower”), refers to the Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013 (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, CF Industries Holdings, Inc., as Holdings, the lenders from time to time party thereto (collectively, the “Lenders”), Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, the other parties from time to time party thereto, and you, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and hereby gives you notice, irrevocably, pursuant to Section 2.7 of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of Loans referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section 2.7 of the Credit Agreement:

(i)            The Proposed [Conversion] [Continuation] relates to the Borrowing of Loans originally made on                        , 20     (the “Outstanding Borrowing”) in the principal amount of $                     and currently maintained as a Borrowing of [ABR Loans] [Eurodollar Loans with an Interest Period ending on                        ,         ].

(ii)           The Business Day of the Proposed [Conversion] [Continuation] is [                       ,         ].(1)

(iii)          The Outstanding Borrowing shall be [continued as a Borrowing of Eurodollar Loans with an Interest Period of             ] [converted into a Borrowing of [ABR Loans]

(1)         Shall be a Business Day at least one Business Day in the case of ABR Loans and at least three Business Days in the case of Eurodollar Loans, in each case, after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 noon (New York City time) in the case of ABR Loans or before 11:00 a.m. (New York City time) in the case of Eurodollar Loans, on such day.

[Eurodollar Loans with an Interest Period of [one/two/three/six months][insert period less than one month or greater than six months](2)]].(3)

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].(4)

[Signature Page Follows]

(2)         Interest Periods of nine, twelve or less than one month only available with the consent of each Lender.

(3)         In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

(4)         In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from an ABR Loan to a Eurodollar Loan or in the case of a continuation of a Eurodollar Loan.

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The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

Very truly yours,

CF INDUSTRIES, INC.

By:
Name:
Title:

3

EXHIBIT D

FORM OF

REVOLVING NOTE

New York, New York

[                             ,           ]

FOR VALUE RECEIVED, CF INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Borrower”), hereby promises to pay to [                                            ] or its registered assigns (the “Lender”), in dollars, in immediately available funds, at the office of MORGAN STANLEY SENIOR FUNDING, INC. (the “Administrative Agent”) located at 1 Pierrepont Plaza, 7th Floor, Brooklyn, New York, 11201 on the Maturity Date (as defined in the Credit Agreement referred to below) the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender to the Borrower pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay to the Lender interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date such Loan is made until paid, at the rates and at the times provided in Section 2.12 of the Credit Agreement.

This Note is one of the Notes referred to in the Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013, among the Borrower, CF Industries Holdings, Inc., as Holdings, the lenders party thereto (including the Lender), the Administrative Agent, Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and the other parties from time to time party thereto (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement).  As provided in the Credit Agreement, this Note is subject to voluntary prepayment, in whole or in part, prior to the Maturity Date and the Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

CF INDUSTRIES, INC.

By:
Name:
Title:

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EXHIBIT E

FORM OF

GUARANTY

This Guaranty, dated as of [                     , 201  ] (as amended, modified, restated, amended and restated, and/or supplemented from time to time, this “Guaranty”), made by and among [              ] (the “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of Morgan Stanley Senior Funding, Inc., as administrative agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Creditors (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, CF Industries Holdings, Inc. (“Holdings”), CF Industries, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Issuing Banks”), the Administrative Agent, and the other parties from time to time party thereto have entered into an Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, any Subsidiary of the Borrower, and/or any Excluded Subsidiary of the Borrower, all as contemplated therein (the Lenders, each Issuing Bank and the Administrative Agent are herein called the “Creditors”);

WHEREAS, it is a condition precedent to the making of Loans to the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement that the Guarantor shall have executed and delivered to the Administrative Agent this Guaranty;

WHEREAS, the Borrower may be required from time to time in accordance with the terms of the Credit Agreement to cause certain of its Subsidiaries to join this Guaranty or enter into a guarantee agreement substantially in the form of this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower, any Subsidiary of the Borrower, and/or any Excluded Subsidiary of the Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to comply with the terms of the Credit Agreement and to induce the Lenders and the Issuing Banks to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower, any Subsidiary of the Borrower, and/or any Excluded Subsidiary of the Borrower.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Creditors as follows:

1.  GUARANTY.  (a)           Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety to the Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, as applicable) of all Obligations of the Borrower and each Guarantor (collectively called the “Guaranteed Obligations”).  Each party hereto understands, agrees and confirms that, if any or all of the Guaranteed Obligations becomes due and payable, subject to any applicable grace or cure period expressly set forth in the Credit Agreement, the Administrative Agent for the benefit of the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor (as defined in the Credit Agreement) or the Borrower, and such Guarantor agrees to pay such Guaranteed Obligations to the Administrative Agent for the benefit of the Administrative Agent and/or the other Creditors, on demand.  Each Guarantor further agrees that the due and punctual payment of the Obligations of the Borrower may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any Obligation.  This Guaranty is a guaranty of payment and not of collection.

(b)           Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, following the occurrence in respect of the Borrower of any of the events specified in Section 7(h) or (i) of the Credit Agreement, on demand.

2.  LIABILITY OF GUARANTORS ABSOLUTE.  The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guaranty of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation:  (a) any direction as to application of payment by the Borrower or any Loan Party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor (as defined in the Credit Agreement) as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking by such Person, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Creditor on the Guaranteed Obligations which the Administrative Agent and/or any Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or

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modification of its obligations hereunder by reason of any such proceeding or (g) any action or inaction by the Creditors as contemplated in Section 5 hereof.

3.  OBLIGATIONS OF GUARANTORS INDEPENDENT.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of the Obligations (collectively, the “Credit Agreement Guarantors”) or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Credit Agreement Guarantor or the Borrower and whether or not any other Credit Agreement Guarantor or the Borrower be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4.  WAIVERS BY GUARANTORS.  (a)          Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Credit Agreement Guarantor or the Borrower with respect to the Guaranteed Obligations, and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b)           Each Guarantor waives any right to require the Creditors to:  (i) proceed against the Borrower or any other Credit Agreement Guarantor or any other party; or (ii) pursue any other remedy in the Creditors’ power under the Loan Documents.  Each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Credit Agreement Guarantor other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower or any other Credit Agreement Guarantor, or the invalidity, rescission, irregularity or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations.  The Creditors may, at their election, exercise any other right or remedy the Creditors may have against the Borrower or any Credit Agreement Guarantor in accordance with the Loan Documents without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other

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right or remedy of such Guarantor against the Borrower or any other Credit Agreement Guarantor.

(c)           Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations for so long as this Guaranty is in effect.  Each Guarantor acknowledges and agrees that the Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower or any other Guarantor that might become known to any Creditor at any time.

(d)           Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5.  RIGHTS OF CREDITORS.  Subject to Section 4, any Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)           change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations in accordance with the terms of the Credit Agreement and Section 12 of this Guaranty (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)           exercise or refrain from exercising any rights against the Borrower, any other Loan Party or others or otherwise act or refrain from acting;

(c)           release or substitute any one or more Credit Agreement Guarantors or the Borrower;

(d)           settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Creditors;

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(e)                                  apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Creditors regardless of what liabilities of the Borrower remain unpaid;

(f)                                   consent to or waive any breach of, or any act, omission or default under, any of the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Loan Documents or any of such other instruments or agreements, in each case in accordance with the terms thereof; and/or

(g)                                  take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations or the Loan Documents shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

6.  CONTINUING GUARANTY.  This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf.

7.  SUBROGATION.  No Guarantor will exercise any right of subrogation that it may have against the Borrower or any other Guarantor arising under this Guaranty until the Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan

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Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).  It is also agreed and understood that upon payment by any Guarantor of any of the Guaranteed Obligations, such Guarantor hereby waives all of its rights against the Borrower arising as a result thereof by way of right of subrogation until the payment in full of all the Guaranteed Obligations owed by the Borrower to the Creditors (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

8.  GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Creditors upon the terms of this Guaranty.  The Creditors further agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).

9.  REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS.  As of the date hereof, each Guarantor represents and warrants that:

(a)                                 such Guarantor is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required;

(b)                                 the execution, delivery and performance by such Guarantor of this Guaranty is within the Guarantor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action;

(c)                                  such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(d)                                 the execution, delivery and performance by such Guarantor of this Guaranty do not (i) require any consent or approval of, registration or filing with, or any

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other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Holdings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended); provided that the failure to make any such filings shall not affect the validity or enforceability of this Guaranty) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (ii) violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon such Guarantor or any of its property, except as would not reasonably be expected to have a Material Adverse Effect, (iii) violate any charter, by-laws or other organizational document of such Guarantor, except as would not reasonably be expected to have a Material Adverse Effect and (iv) violate or result in a default under any indenture, agreement or other instrument binding upon such Guarantor or its property, except as would not reasonably be expected to have a Material Adverse Effect; and

(e)                                  there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of such Guarantor, threatened in writing against such Guarantor affecting the validity of this Guaranty or the ability of such Guarantor to perform its obligations under this Guaranty.

10.  EXPENSES.  The Guarantors hereby jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arranger, taken as a whole, in connection with the syndication of the credit facilities provided for therein, the preparation, execution, delivery and administration of this Guaranty, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Issuing Bank or any Lender, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arranger, taken as a whole, and a single local counsel in each relevant jurisdiction and in the case of an actual or potential conflict of interest where the Administrative Agent or the Arranger affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person), in connection with the enforcement or protection of its rights in connection with this Guaranty or any other Loan Document, including its rights under this Section 10, or in connection with the Loans made or Letters of Credit issued thereunder, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

11.  BENEFIT AND BINDING EFFECT.  This Guaranty shall be binding upon each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

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12.  AMENDMENTS; WAIVERS.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged (other than in accordance with Section 17) or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of either the Required Lenders (or, to the extent required by Section 9.2 of the Credit Agreement, with the written consent of each Lender) at all times until the termination of all Commitments and until such time as no Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made, and other provisions of the Loan Documents, in each case, which by the express terms of the relevant Loan Documents survive the repayment of the Guaranteed Obligations and the termination of all Commitments).

13.  SET OFF.  Section 9.8 of the Credit Agreement is hereby incorporated herein by reference.

14.  NOTICE.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by the methods specified in Section 9.1 of the Credit Agreement and addressed to such party at (i) in the case of any Creditor, as provided in the Credit Agreement, and (ii) in the case of any Guarantor, at its address set forth opposite its signature below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

15.  REINSTATEMENT.  If any claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Borrower), then and in such event each Guarantor agrees that notwithstanding any revocation hereof or the cancellation or termination of any Guaranteed Obligations, such Guarantor shall be and remain liable to the aforesaid payees hereunder pursuant to the terms hereof for the amount of such Guaranteed Obligations so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Guaranty may be brought in the Supreme Court of the State of New York sitting in New York County or of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and, by execution and delivery of this Guaranty, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 14. Each party to this Guaranty hereby irrevocably waives any objection to such service

8

of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Loan Document to which such Person is a party that such service of process was in any way invalid or ineffective.  Nothing herein shall affect the right of any party to this Guaranty to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction.

(b)                                 Each party to this Guaranty hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court, to the fullest extent permitted by law, that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)                                  EACH GUARANTOR AND EACH CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

17.  RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION.  If (a) in compliance with the terms and provisions of the Credit Agreement, all or substantially all of the equity interests of any Guarantor (other than Holdings) are sold, transferred or otherwise disposed of to a Person or Persons other than the Borrower or its Subsidiaries or (b) a Guarantor (other than Holdings) ceases to be a guarantor of any Indebtedness (other than Permitted Indebtedness) for borrowed money of Holdings and/or the Borrower in an aggregate amount in excess of $350,000,000, then such Guarantor shall, upon the consummation of such sale, transfer or termination of guarantor status under such other Indebtedness, be automatically released from all of its obligations under this Guaranty and the Loan Documents (including under Section 9.3 of the Credit Agreement).  At the request of the Borrower, the Administrative Agent shall, at the Borrower’s expense, execute such documents as are necessary to acknowledge any such automatic release in accordance with this Section 17, so long as the Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Borrower, certifying as to such sale, transfer or termination of guarantor status under such other Indebtedness, and the automatic release of such Guarantor’s Guaranty in compliance with this Guaranty and Section 9.17 of the Credit Agreement.

18.  CONTRIBUTION.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate

9

payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and all Commitments and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 18:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, the same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

19.  LIMITATION ON GUARANTEED OBLIGATIONS.  Each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its

10

intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and each Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

20.  COUNTERPARTS.  This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Guaranty.

21.  PAYMENTS.  All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 2.16 and 2.17 of the Credit Agreement.

22.  ADDITIONAL GUARANTORS.  It is understood and agreed that any Wholly-Owned Domestic Subsidiary (other than any Excluded Subsidiary or Immaterial Subsidiary) of Holdings that is required to Guarantee the Obligations of the Borrower after the date hereof pursuant to Section 5.9 of the Credit Agreement shall become a Guarantor hereunder by (x) (i) executing and delivering to the Administrative Agent a guarantee agreement substantially in the form of this Guaranty, (ii) executing and delivering a counterpart hereof to the Administrative Agent or (iii) executing a Joinder Agreement substantially in the form of Annex I hereto and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case to the reasonable satisfaction of the Administrative Agent.

23.  HEADINGS DESCRIPTIVE.  The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

*  *  *

11

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

[ ]	[ ],
[ ]	as a Guarantor
Tel:[ ]
Fax:[ ]	By: ,
Name:
Title:

Accepted and Agreed to:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By: ,
Name:
Title:

12

ANNEX I

FORM OF

JOINDER TO GUARANTY

THIS JOINDER TO GUARANTY, (this “Joinder”) is executed as of [                ], 20[ ], by each of the undersigned parties hereto (each, a “Joining Party”), and delivered to Morgan Stanley Senior Funding, Inc., as Administrative Agent, for the benefit of the Creditors and their respective successors and assigns under the Credit Agreement (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, CF Industries Holdings, Inc. (“Holdings”), CF Industries, Inc. (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd. (the “Issuing Banks”), Morgan Stanley Senior Funding, Inc., as the Administrative Agent, and the other parties from time to time party thereto have entered into an Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013 (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, any Subsidiary of the Borrower, and/or any Excluded Subsidiary of the Borrower, all as contemplated therein (the Lenders, the Issuing Banks and the Administrative Agent are herein called the “Creditors”); and

WHEREAS, each Joining Party is a Wholly-Owned Domestic Subsidiary (other than any Excluded Subsidiary or Immaterial Subsidiary) of Holdings and is required pursuant to Section 5.9 of the Credit Agreement to join as a Guarantor that certain Guaranty, dated as of [              ] [      ], 20[    ] (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the “Guaranty”), by and among [          ] and the other Guarantors from time to time party thereto, in favor of the Administrative Agent;

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to each Joining Party, the receipt and sufficiency of which are hereby acknowledged, each Joining Party hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

1.                                      By this Joinder, each Joining Party becomes a Guarantor for all purposes under the Guaranty, pursuant to Section 5.9 of the Credit Agreement.

2.                                      Each Joining Party agrees that, upon its execution hereof, it will become a Guarantor under, and as defined in, the Guaranty with respect to all Guaranteed Obligations (as defined in the Guaranty), and will be bound by all terms, conditions and duties applicable to a Guarantor under the Guaranty and the other Loan Documents.  Without limitation of the foregoing, and in furtherance thereof, each Joining Party unconditionally and irrevocably, guarantees on a joint and several basis the payment when due of all Guaranteed Obligations (on the same basis as the other Guarantors under the Guaranty).

3.                                      Without limiting the foregoing, each Joining Party hereby makes and undertakes, as the case may be, each covenant, waiver, representation and warranty made by a Guarantor pursuant to the Guaranty, each of which is hereby incorporated by reference, and agrees to be bound by all covenants, waivers, agreements and obligations of a Guarantor pursuant to the Guaranty.

4.                                      This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, each Joining Party may not assign any of its rights, obligations or interest hereunder without the prior written consent of the Administrative Agent or as otherwise permitted by the Loan Documents.  THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Joinder by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Joinder.  In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

5.                                      From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

*     *     *

14

IN WITNESS WHEREOF, each Joining Party has caused this Joinder to be duly executed as of the date first above written.

Address:

[ ]	[ ],
[ ]	as a Guarantor
Tel:[ ]
Fax:[ ]	By: ,
Name:
Title:

Accepted and Acknowledged by:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

By:
Name:
Title:

15

EXHIBIT F

FORM OF

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.1(c) of the Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013 (as the same may be amended, restated, amended and restated, supplemented, extended or modified from time to time, the “Credit Agreement”), among CF Industries Holdings, Inc. (“Holdings”), CF Industries, Inc. (the “Borrower”), the lenders from time to time party thereto, Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other parties from time to time party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

I, the undersigned [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] of the Borrower, do hereby certify on behalf of the Borrower, solely in my capacity as an officer of the Borrower and not in my individual capacity and without personal liability, that:

1.  The financial statements for the fiscal [quarter][year] of Holdings ended [                ], attached hereto as ANNEX 1 or otherwise delivered to the Administrative Agent pursuant to the requirements of Section 5.1 of the Credit Agreement (the “Financial Statements”), present fairly in all material respects as of the date of such Financial Statements the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied[, subject to normal year-end audit adjustments and the absence of footnotes](1). No Default or Event of Default has occurred and is continuing as of the date hereof[, except for                   ](2). There has been no material change in GAAP applicable to Holdings and its consolidated Subsidiaries since the date of the audited financial statements most recently delivered in accordance with Section 5.1(a) of the Credit Agreement that has had an impact on the Financial Statements [, except for [                ], the effect of which on the Financial Statements has been [            ]](3).

(1)   To be included only if the Compliance Certificate is certifying the quarterly financials.

(2)   Specify the details of any Default or Event of Default, if any, and any action taken or proposed to be taken with respect thereto.

(3)   If and to the extent that any change in GAAP that has occurred since the date of the audited financial statements most recently delivered in accordance with Section 5.1(a) of the Credit Agreement had an impact on such financial statements, specify the effect of such change on the financial statements accompanying this Compliance Certificate.

2.  Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.

2

IN WITNESS WHEREOF, the Borrower has caused this Compliance Certificate to be executed and delivered by its [Chief Financial Officer][Principal Accounting Officer][Treasurer][Controller] as of the date first written above.

CF INDUSTRIES, INC.

By:
Name:
Title:

3

ANNEX 1

[Applicable Financial Statements to be attached if applicable]

ANNEX 2

The information described herein is as of [                  ,         ](4), (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [the Effective Date][              ,         ](5) to the Computation Date (the “Relevant Period”).

Total Leverage Ratio

a.	Consolidated Indebtedness as at the Computation Date	$

b.	Aggregate amount of Unrestricted Cash as at the Computation Date	$

c.	Line a less line b	$

d.	Consolidated EBITDA(6) for the Relevant Period ended on the Computation Date	$

e.	Ratio of line c to line d	:1.00

f.	Maximum Covenant Level	3.75:1.00

Interest Coverage Ratio

a.	Consolidated EBITDA for the Relevant Period ended on the Computation Date	$

b.	Consolidated Interest Expense for the Relevant Period ended on the Computation Date	$

c.	Ratio of line a to line b	:1.00

d.	Minimum Covenant Level	2.75:1.00

(4)   Insert the last day of the respective fiscal quarter or fiscal year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

(5)   Insert the Effective Date, in the case of the first Compliance Certificate and thereafter, the first day of the most recently completed four consecutive fiscal quarters of Holdings ended on the Computation Date.

(6)   Determined on a Pro Forma Basis.  Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA.

EXHIBIT G

FORM OF

MATURITY DATE EXTENSION REQUEST

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

1 Pierrepont Plaza, 7th Floor

Brooklyn, New York 11201

Attention: Agency Team

Telecopy: (212) 507-6680

Email: msagency@morganstanley.com

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April 22, 2013 (as the same may be amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley Bank, N.A. and the Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Banks, and the other parties from time to time party thereto.  In accordance with Section 2.21 of the Credit Agreement, the Borrower hereby requests [(i)] an extension of the Maturity Date from [                  ], 20[  ] to [                  ], 20[  ], [(ii) the following changes to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable under the Credit Agreement to, Consenting Lenders in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date, which changes shall become effective on [                  ], 20[  ]] [and] [(iii) the amendments or modifications to the terms of the Credit Agreement to be effected in connection with this Maturity Date Extension Request as set forth below, which amendments shall become effective on [                  ], 20[  ]:

[ ]].

CF INDUSTRIES, INC., as Borrower

By:

Name:
Title:

The undersigned consents to the requested amendments to the terms of the Credit Agreement and the requested extension of the Maturity Date.  The maximum amount of the Commitment of the undersigned with respect to which the undersigned agrees to the amendments to the terms of the Credit Agreement and the extension of the Maturity Date is set forth under its signature.

Name of Institution:

By

Name:
Title:

For any Institution requiring a second signature line:

By

Name:
Title:

2

EXHIBIT H

FORM OF
REAFFIRMATION AGREEMENT

April [  ], 2013

Reference is made to (i) the Revolving Credit Agreement, dated as of May 1, 2012 (as the same may have been amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Holdings”), CF INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (the “Administrative Agent”) and MORGAN STANLEY BANK, N.A., as issuing bank and (ii) the Amended and Restated Revolving Credit Agreement, dated as of May 1, 2012 and amended and restated as of April [  ], 2013 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Restated Credit Agreement”), among Holdings, the Borrower, the Lenders, the Administrative Agent, MORGAN STANLEY BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as issuing banks, and the other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Restated Credit Agreement.

This Reaffirmation Agreement is delivered in connection with Section 4.1(d) of the Restated Credit Agreement.

The Restated Credit Agreement amends and restates the Existing Credit Agreement in its entirety.  Each of Holdings, as a Guarantor, and the Borrower, hereby consents to the terms of the Restated Credit Agreement and agrees that the terms of the Restated Credit Agreement shall not affect in any way its obligations and liabilities under any Loan Document to which it is a party (as such Loan Documents are amended or otherwise expressly modified by the Restated Credit Agreement (including, without limitation, by Section 4.1(i) of the Restated Credit Agreement)), all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed (as amended or otherwise expressly modified by the Restated Credit Agreement (including, without limitation, by Section 4.1(i) of the Restated Credit Agreement)) and remain in full force and effect.

Each of the undersigned hereby confirms that no amendments to any Loan Document (other than the Existing Credit Agreement, which is amended and restated in its entirety by the Restated Credit Agreement) are intended hereby.

(The remainder of the page has been intentionally left blank)

IN WITNESS WHEREOF, the parties hereto have duly executed this Reaffirmation Agreement as of the day and year first above written.

CF INDUSTRIES, INC.

By:
Name:
Title:

CF INDUSTRIES HOLDINGS, INC.

By:
Name:
Title:

Signature Page to CF Industries, Inc. Reaffirmation Agreement